UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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COCA-COLA BOTTLING CO. CONSOLIDATED

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COCA-COLA BOTTLING CO. CONSOLIDATED

4100 COCA-COLA PLAZA

CHARLOTTE, NORTH CAROLINA 28211

(704) 557-4400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on

April 27, 2007

TO THE STOCKHOLDERS OF

COCA-COLA BOTTLING CO. CONSOLIDATED:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Coca-Cola Bottling Co. Consolidated will be held at our Snyder Production Center, 4901 Chesapeake Drive, Charlotte, North Carolina 28216 on Friday, April 27, 2007, at 10:00 a.m., local time, for the purpose of considering and acting upon the following:

1.	The election of eleven directors to serve until the next Annual Meeting and until their successors have been elected and qualified.

2.	Approval of the Coca-Cola Bottling Co. Consolidated Amended and Restated Annual Bonus Plan.

3.	Approval of the Coca-Cola Bottling Co. Consolidated Long-Term Performance Plan.

4.	Approval of an Amendment to our Chief Executive Officer’s Restricted Stock Award.

5.	Such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 14, 2007 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof, and only holders of our Common Stock and Class B Common Stock of record on such date will be entitled to notice of or to vote at the Annual Meeting. A list of stockholders will be available for inspection at least ten days prior to the Annual Meeting at our principal executive offices at 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211.

The Board of Directors will appreciate your prompt vote. Registered holders of our stock may vote by a toll free telephone number, the Internet or by the prompt return of the enclosed proxy card, dated and signed. Instructions regarding all three methods of voting are set forth on the enclosed proxy card. You may revoke your proxy at any time prior to the vote at the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

By Order of the Board of Directors

Henry W. Flint

Secretary

March 27, 2007

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS OF

COCA-COLA BOTTLING CO. CONSOLIDATED

to be held on April 27, 2007

INTRODUCTION

This Proxy Statement is being furnished by the Board of Directors of Coca-Cola Bottling Co. Consolidated (“Coca-Cola Consolidated”) in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at our Snyder Production Center, 4901 Chesapeake Drive, Charlotte, North Carolina 28216 on Friday, April 27, 2007, at 10:00 a.m., local time, and at any adjournment thereof. On or about March 27, 2007, we will begin mailing to our stockholders this Proxy Statement and the accompanying form of proxy, the 2006 Summary Annual Report to Stockholders and the Annual Report on Form 10-K for the year ended December 31, 2006. Our principal executive offices are located at 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211.

RECORD DATE, VOTE REQUIRED AND RELATED MATTERS

The Board of Directors has fixed the close of business on March 14, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. At the close of business on March 14, 2007, we had 6,643,177 shares of Common Stock and 2,480,152 shares of Class B Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote per share and each share of Class B Common Stock is entitled to 20 votes per share (or an aggregate of 56,246,217 votes with respect to the Common Stock and the Class B Common Stock voting together as a single class). Each stockholder may exercise his right to vote either in person or by properly executed proxy. The Common Stock and Class B Common Stock will vote together as a single class on all matters considered at the Annual Meeting.

Any person giving a proxy pursuant to this solicitation may revoke it at any time before it is voted at the Annual Meeting by (1) delivering a written notice of revocation to our Secretary at our principal executive offices, (2) submitting a later-dated proxy relating to the same shares by mail, telephone or the Internet or (3) attending the Annual Meeting and voting in person. If a choice is specified in the proxy, shares represented thereby will be voted in accordance with such choice. If no choice is specified, the proxy will be voted as follows:

1.	FOR the eleven nominees to the Board of Directors listed herein;

2.	FOR approval of the Amended and Restated Annual Bonus Plan;

3.	FOR approval of the Long-Term Performance Plan; and

4.	FOR approval of the Amendment to our Chief Executive Officer’s Restricted Stock Award.

The presence, in person or by proxy, of the holders of a majority of the votes eligible to be cast by the holders of Common Stock and Class B Common Stock voting together as a class is necessary to constitute a quorum at the Annual Meeting. Directors are elected by a plurality of the votes cast at a meeting at which a quorum is present. The affirmative vote of holders of a majority of the total votes of our Common Stock and Class B Common Stock, voting together as a single class, present in person or by proxy and entitled to vote on the subject matter is required for the approval of (1) the Amended and Restated Annual Bonus Plan, (2) the Long-Term Performance Plan and (3) the Amendment to our Chief Executive Officer’s Restricted Stock Award. The approval of the Amendment to our Chief Executive Officer’s Restricted Stock Award is conditioned upon the approval of the Amended and Restated Annual Bonus Plan.

Abstaining votes and broker non-votes are counted for purposes of establishing a quorum, but are not counted in the election of directors and therefore have no effect on the election. In a vote on the other proposals to be considered at the meeting, an abstaining vote will have the same effect as a vote against the proposal, but a broker non-vote will not be included in the tabulation of the voting results and therefore will not affect the outcome of the vote. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner.

The Board of Directors has been informed that J. Frank Harrison, III intends to vote an aggregate of 1,984,495 shares of our Common Stock and 2,479,250 shares of our Class B Common Stock (representing 51,569,495 votes and an aggregate of 91.7% of the total voting power of the Common Stock and Class B Common Stock together as of the record date) FOR electing the Board of Directors’ nominees for director, FOR the approval of the Amended and Restated Annual Bonus Plan, FOR the approval of the Long-Term Performance Plan and FOR the Amendment of his Restricted Stock Award.

The Board of Directors is not aware of any matters to be brought before the Annual Meeting or any adjournment thereof other than the matters described above and routine matters incidental to the conduct of the Annual Meeting. If, however, other matters are properly presented, it is the intention of the persons named in the accompanying proxy or their substitutes to vote the shares represented by the proxy in accordance with their best judgment on such matters.

PRINCIPAL STOCKHOLDERS

As of March 14, 2007, the only persons known to us to be beneficial owners of more than 5% of the Common Stock or Class B Common Stock were as follows:

Name and Address	Class	Amount and Nature of Beneficial Ownership		Percentage of Class		Total Votes(1)	Percentage of Total Votes(1)
J. Frank Harrison, III, J. Frank	Common Stock	4,463,745	(2)(3)	48.9%
Harrison Family, LLC and three Harrison Family Limited Partnerships, as a group 4100 Coca-Cola Plaza Charlotte, NC 28211	Class B Common	2,479,250	(4)(3)	99.96%		51,569,495	91.7%

The Coca-Cola Company One Coca-Cola Plaza Atlanta, GA 30313	Common Stock Class B Common	1,984,495 497,670	(5)(3) (3)	29.9 20.1	% %	11,937,895	21.2%

Coca-Cola Enterprises Inc. 2500 Windy Ridge Parkway Atlanta, GA 30339	Common Stock	696,100	(6)	10.5%		696,100	1.2%

(1)	In calculating the total votes and percentage of total votes, no effect is given to conversion of Class B Common Stock into Common Stock. A total of 6,643,177 shares of Common Stock and 2,480,152 shares of Class B Common Stock was outstanding on March 14, 2007.

(2)	Consists of (a) 2,479,250 shares of Class B Common Stock beneficially owned by such persons as described in note (4) that are convertible into shares of Common Stock and (b) 1,984,495 shares of Common Stock held by The Coca-Cola Company subject to the terms of the Voting Agreement and Irrevocable Proxy (described in note (3) below) as to which Mr. Harrison has shared voting and no investment power.

(3)	J. Frank Harrison, III, J. Frank Harrison Family, LLC and the Harrison Family Limited Partnerships (described in note (4) below) are parties to a Voting Agreement with The Coca-Cola Company. The Coca-Cola Company has also granted an Irrevocable Proxy to Mr. Harrison, the terms of which provide Mr. Harrison an irrevocable proxy for life concerning the shares of Common Stock and Class B Common Stock owned by The Coca-Cola Company. See “Certain Transactions” below.

(4)

Consists of (a) a total of 1,605,534 shares of Class B Common Stock held by the JFH Family Limited Partnership — FH1, JFH Family Limited Partnership — SW1 and JFH Family Limited Partnership — DH1 (collectively, the “Harrison Family Limited Partnerships”), as to which Mr. Harrison, in his capacity as the Consolidated Stock Manager of J. Frank Harrison Family, LLC (the general partner of each of the Harrison Family Limited Partnerships), has sole voting and investment power, (b) 497,670 shares of Class B Common Stock held by The Coca-Cola Company subject to the terms of the Voting Agreement and Irrevocable Proxy (described in note (3) above) as to which Mr. Harrison has shared voting and no investment power, (c) 235,786 shares of Class B Common Stock held by certain trusts for the benefit of certain relatives of the late J. Frank Harrison, Jr. as to which Mr. Harrison has sole voting and investment power, and (d) 140,260 shares of Class B Common Stock held by Mr. Harrison as to which he has sole voting and investment power.

(5)	Such information is derived from Amendment No. 26 to Schedule 13D filed by The Coca-Cola Company on April 1, 2003. With respect to the Common Stock ownership information, the amount shown excludes 497,670 shares issuable upon conversion of shares of Class B Common Stock.

(6)	Such information is derived from Amendment No. 4 to Schedule 13G filed by Coca-Cola Enterprises Inc. on February 14, 2002.

PROPOSAL 1:

ELECTION OF DIRECTORS

The Board of Directors consists of between nine and twelve members as fixed from time to time by our stockholders or the Board of Directors. The Board of Directors currently has eleven members. Vacancies and newly-created directorships may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Eleven directors are to be elected at the Annual Meeting to hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

It is the intention of the persons named as proxies in the accompanying form of proxy to vote all proxies solicited for the eleven nominees listed below, unless the authority to vote is withheld. Each of the nominees is an incumbent director, except for Henry W. Flint. Robert D. Pettus, Jr., a director of the Company since August 2004, will not stand for reelection at the Annual Meeting. If for any reason any nominee shall not become a candidate for election at the Annual Meeting, an event not now anticipated, the proxies will be voted for the eleven nominees including any substitutes that will be designated by the Board of Directors. The proxies solicited through this Proxy Statement will in no event be voted for more than eleven persons.

Nominees for Election of Directors

J. FRANK HARRISON, III, age 52, is our Chairman of the Board of Directors and Chief Executive Officer. Mr. Harrison served as Vice Chairman of the Board of Directors from November 1987 through his election as Chairman in December 1996 and was appointed as our Chief Executive Officer in May 1994. He was first employed by us in 1977 and has served as a Division Sales Manager and as a Vice President. Mr. Harrison is a director of Wachovia Bank & Trust, N.A., Southern Region Board. He is Chairman of the Executive Committee and Chairman of the Finance Committee.

H. W. MCKAY BELK, age 50, was appointed President and Chief Merchandising Officer of Belk, Inc., an operator of retail department stores, in March 2004. Prior to this appointment, Mr. Belk had served as President, Merchandising and Marketing of Belk, Inc. since May 1998. Mr. Belk served as President and Chief Merchandise Officer of Belk Stores Services, Inc., a provider of services to retail department stores, from March 1997 to April 1998. Mr. Belk served as President, Merchandise and Sales Promotion of Belk Stores Services, Inc. from April 1995 through March 1997. Mr. Belk is also a director of Belk, Inc. He has been a director of Coca-Cola Consolidated since May 1994 and is Chairman of the Audit Committee and a member of the Executive Committee and Compensation Committee.

SHARON A. DECKER, age 50, has been the Chief Executive Officer of The Tapestry Group, LLC, a communications and marketing firm, since September 2004. Prior to founding The Tapestry Group, LLC, Ms. Decker served as the President of The Tanner Companies, a direct seller of women’s apparel, from August 2002 to September 2004. From August 1999 to July 2002, she was President of Doncaster, a division of The Tanner Companies. Ms. Decker was President and Chief Executive Officer of the Lynnwood Foundation, which created and manages a conference facility and leadership institute, from 1997 until 1999. From 1980 until 1997, she served Duke Energy Corporation in a number of capacities, including as Corporate Vice President and Executive Director of the Duke Power Foundation. She also serves as a director of Family Dollar Stores, Inc., a discount retailer, and SCANA Corporation, a diversified utility company. Ms. Decker has been a director of Coca-Cola Consolidated since May 2001. Ms. Decker is a member of the Audit Committee and the Retirement Benefits Committee.

WILLIAM B. ELMORE, age 51, is our President and Chief Operating Officer, positions he has held since January 2001. He was Vice President, Value Chain from July 1999 to December 2000, Vice President, Business Systems from August 1998 to June 1999, Vice President, Treasurer from June 1996 to July 1998 and Vice President, Regional Manager for the Virginia, West Virginia and Tennessee Divisions from August 1991 to May 1996. Mr. Elmore has been a director of Coca-Cola Consolidated since January 2001. He is Chairman of the Retirement Benefits Committee and a member of the Executive Committee.

HENRY W. FLINT, age 52, has been our Executive Vice President and Assistant to the Chairman since July 2004. Mr. Flint was Co-Managing Partner of the law firm of Kennedy Covington Lobdell & Hickman, L.L.P. from January 2000 to July 2004, a firm with which he was associated since 1980. Mr. Flint has also served as our Secretary since 2000.

JAMES E. HARRIS, age 44, has been Executive Vice President and Chief Financial Officer of MedCath Corporation, an owner and operator of cardiovascular hospitals, since December 1999. From March 1998 to December 1999, Mr. Harris was Chief Financial Officer for Fresh Foods, Inc., a manufacturer of food products. From 1987 to 1998, Mr. Harris served in several different officer positions with The Shelton Companies, a private investment company. Prior to joining The Shelton Companies, Mr. Harris spent two years with Ernst & Young as a senior accountant. Mr. Harris has been a director of Coca-Cola Consolidated since August 2003. Mr. Harris is a member of the Audit Committee and the Finance Committee.

DEBORAH S. HARRISON, age 46, has been an affiliate broker with Fletcher Bright Company, a real estate brokerage firm located in Chattanooga, Tennessee, since February 1997. Ms. Harrison also served as a Trustee of the Girls’ Preparatory School in Chattanooga, Tennessee from 1997 to 2004. Ms. Harrison has been a director of Coca-Cola Consolidated since May 2003 and is a member of the Finance Committee.

NED R. McWHERTER, age 76, is retired. He served as a Governor of the United States Postal Service from 1995 to 2003 and as Governor of the State of Tennessee from January 1987 to January 1995. Mr. McWherter is also a former director of Volunteer Distributing Company, a beverage distributor, Eagle Distributors, Inc., a snack food distributor, and Piedmont Natural Gas

Company, Inc., an energy and services company. He has been a director of Coca-Cola Consolidated since 1995 and is a member of the Compensation Committee.

JOHN W. MURREY III, age 64, has been an Assistant Professor at Appalachian School of Law in Grundy, Virginia since August 2003. Mr. Murrey was of counsel to the law firm of Shumacker Witt Gaither & Whitaker, P.C., in Chattanooga, Tennessee until December 2002, a firm with which he was associated since 1970. Mr. Murrey is a director of The Dixie Group, Inc., a carpet manufacturer, and U.S. XPress Enterprises, Inc., a trucking company. He has been a director of Coca-Cola Consolidated since March 1993 and is a member of the Retirement Benefits Committee.

CARL WARE, age 63, retired from The Coca-Cola Company in February 2003. Mr. Ware served as Executive Vice President, Public Affairs and Administration for The Coca-Cola Company, from January 2000 to February 2003. He served as President of the Africa Group of The Coca-Cola Company from January 1993 to January 2000. Mr. Ware has been a director of Coca-Cola Consolidated since February 2000. Mr. Ware is also a director of Chevron Corporation, a petroleum products company, and Cummins Inc., an engine manufacturer and distributor. Mr. Ware is a member of the Finance Committee.

DENNIS A. WICKER, age 54, has been a partner in the Raleigh, North Carolina office of the law firm of Helms Mulliss & Wicker, PLLC since 2001. He served as Lt. Governor of the State of North Carolina from 1993 to 2001. Mr. Wicker served as Chairman of North Carolina Community Colleges and as Chairman of North Carolina’s Technology Council. Mr. Wicker also serves as a director of First Bancorp, a bank holding company, and Air T, Inc, an air transportation services company. Mr. Wicker has been a director of Coca-Cola Consolidated since May 2001. Mr. Wicker serves as the Lead Independent Director and is the Chairman of the Compensation Committee and a member of the Executive Committee and Audit Committee.

J. Frank Harrison, III and Deborah S. Harrison are brother and sister. In accordance with the operating agreement of J. Frank Harrison Family, LLC and certain trusts for the benefit of certain relatives of the late J. Frank Harrison, Jr., Mr. Harrison, III intends to vote the shares of our stock owned or controlled by such entities for the election of Ms. Harrison to the Board of Directors.

CORPORATE GOVERNANCE

The Board of Directors

The Board of Directors held four meetings during the fiscal year ended December 31, 2006. Each director attended all of the meetings of the Board of Directors and the Committees of the Board of Directors on which he or she served during fiscal year 2006. Absent extenuating circumstances, each of the members of the Board of Directors is required to attend in person the Annual Meeting. All of the then current members of the Board of Directors attended the 2006 Annual Meeting.

The full Board of Directors has determined that the following directors and nominees for director are “independent directors” within the meaning of the applicable listing standards of The NASDAQ Stock Market, LLC (“Nasdaq”): H.W. McKay Belk, Sharon A. Decker, James E. Harris, Ned R. McWherter, John W. Murrey III and Dennis A. Wicker.

The Audit Committee

The Board of Directors has an Audit Committee whose current members are Messrs. Belk (Chairman), Harris and Wicker and Ms. Decker. The primary purpose of the Audit Committee is to act on behalf of the Board of Directors in its oversight of all material aspects of our accounting and financial reporting processes, internal controls and audit functions, including our compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee functions pursuant to a written charter adopted by the Board of Directors, a current copy of which is attached to this Proxy Statement as Appendix A. The Board of Directors has determined that Mr. Harris is an “audit committee financial expert” within the meaning of the regulations of the Securities and Exchange Commission (the “SEC”), and that all of the members of the Audit Committee are “independent” within the meaning of the applicable Nasdaq listing standards. The Audit Committee met four times in fiscal year 2006. The formal report of the Audit Committee for fiscal year 2006 is set forth below under the caption “Audit Committee Report.”

The Compensation Committee

The Board of Directors has a Compensation Committee whose current members are Messrs. Wicker (Chairman), Belk and McWherter. The Compensation Committee administers our compensation plans, reviews and establishes the compensation of our executive officers and makes recommendations to the Board of Directors concerning such compensation and related matters. The Compensation Committee does not function pursuant to a written charter. The Compensation Committee met two times in fiscal year 2006. The formal report of the Compensation Committee for fiscal year 2006 is set forth below under the caption “Compensation Committee Report.”

In the fourth quarter of each year, the Compensation Committee conducts an annual review of each executive officer’s compensation. As part of this review, management submits recommendations to the Committee based on annual performance evaluations and an annual review of executive compensation conducted by management. In conducting its annual compensation review for 2006, management engaged Hewitt Associates to provide it with examples and recommendations regarding the form of the Long-Term Performance Plan, as described below. Following a review of management’s recommendations, the Committee approves the recommendations for the executive officers, with such modifications as the Committee deems appropriate. The Committee may also adjust compensation for specific individuals at other times during the year when there are significant changes in responsibilities or under other circumstances that the Committee considers appropriate.

Nominations of Directors

The Board of Directors does not have a standing Nominating Committee comprised solely of independent directors. The Board of Directors is not required to have such a committee because we qualify as a “controlled company” within the meaning of Rule 4350(c)(5) of the Nasdaq listing standards. We currently qualify as a controlled company because more than 50% of our voting power is controlled by our Chairman and Chief Executive Officer, J. Frank Harrison, III (the “Controlling Stockholder”). Rule 4350(c)(5) was adopted by Nasdaq in recognition of the fact that a majority stockholder may control the selection of directors and certain key decisions of a company by virtue of his or her ownership rights.

The Board of Directors has delegated to its Executive Committee the responsibility for identifying, evaluating and recommending director candidates to the Board of Directors, subject to the final approval of the Controlling Stockholder who is also a member of the Executive Committee. The current members of the Executive Committee are Messrs. Harrison (Chairman), Belk, Elmore and Wicker. Messrs. Belk and Wicker are independent directors within the meaning of the applicable Nasdaq rules. Messrs. Harrison and Elmore do not qualify as independent directors. The Executive Committee met one time in fiscal year 2006.

The Executive Committee does not function pursuant to a formal written charter. However, taking into consideration the fact that we are a controlled company and that all director candidates must be acceptable to the Controlling Stockholder, the Board of Directors has approved the following nomination and appointment process for the purpose of providing our constituencies with a voice in the identification of candidates for nomination and appointment.

In identifying potential director candidates, the Executive Committee may seek input from other directors, executive officers, employees, community leaders, business contacts, third-party search firms and any other sources deemed appropriate by the Executive Committee. The Executive Committee will also consider director candidates recommended by stockholders to stand for election at the next Annual Meeting, so long as such recommendations are submitted in accordance with the procedures described below under “—Stockholder Recommendations of Director Candidates.”

In evaluating director candidates, the Executive Committee does not set specific, minimum qualifications that must be met by a director candidate. Rather, in evaluating candidates for recommendation to the Board of Directors, the Executive Committee considers the following factors in addition to any other factors deemed appropriate by the Executive Committee:

•	whether the candidate is of the highest ethical character and shares the values of our company;

•	whether the candidate’s reputation, both personal and professional, is consistent with our image and reputation;

•	whether the candidate possesses expertise or experience that will benefit us and is desirable given the current make-up of the Board of Directors;

•	whether the candidate is “independent” as defined by the applicable Nasdaq listing standards and other applicable laws, rules or regulations regarding independence;

•	whether the candidate is eligible to serve on the Audit Committee or other Board committees under the applicable Nasdaq listing standards and other applicable laws, rules or regulations;

•	whether the candidate is eligible by reason of any legal or contractual requirements affecting us or our stockholders;

•

whether the candidate is free from conflicts of interest that would interfere with the candidate’s ability to perform the duties of a director or that would violate any applicable listing standard or other applicable law, rule or regulation;

•

whether the candidate’s service as an executive officer of another company or on the boards of directors of other companies would interfere with the candidate’s ability to devote sufficient time to discharge his or her duties as a director; and

•

if the candidate is an incumbent director, the director’s overall service to our company during the director’s term, including the number of meetings attended, the level of participation and the overall quality of performance of the director.

All director candidates, including candidates appropriately recommended by stockholders, are evaluated in accordance with the process described above. In all cases, however, the Executive Committee will not recommend any potential director candidate if such candidate is not acceptable to the Controlling Stockholder.

Stockholder Recommendations of Director Candidates

Stockholders who wish to recommend director candidates for consideration by the Executive Committee may do so by submitting a written recommendation to the Chairman of the Executive Committee c/o our Secretary at 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211. Such recommendation must include sufficient biographical information concerning the director candidate, including a statement regarding the director candidate’s qualifications. The Executive Committee may require such further information and obtain such further assurances concerning the director candidate as it deems reasonably necessary to the consideration of the candidate.

Recommendations by stockholders for director candidates to be considered for the 2008 Annual Meeting of Stockholders must be submitted by November 28, 2007. The submission of a recommendation by a stockholder in compliance with these procedures does not guarantee the selection of the stockholder’s candidate or the inclusion of the candidate in our proxy statement; however, the Executive Committee will consider any such candidate in accordance with the procedures described above under the caption “—Nominations of Directors.”

Stockholder Communications with the Board of Directors

Stockholders may, at any time, communicate with any of our directors by sending a written communication to such director c/o our Secretary at 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211. All communications received in accordance with these procedures will be reviewed by the Secretary and forwarded to the appropriate director or directors unless such communications are considered, in the reasonable judgment of the Secretary, to be improper for submission to the intended recipient. Examples of stockholder communications that would be considered improper for submission include communications that:

•	do not relate to the business or affairs of our company or the functioning or constitution of the Board of Directors or any of its committees;

•	relate to routine or insignificant matters that do not warrant the attention of the Board of Directors;

•	are advertisements or other commercial solicitations;

•	are frivolous or offensive; or

•	are otherwise not appropriate for delivery to directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

H.W. McKay Belk, Ned R. McWherter and Dennis A. Wicker served on the Compensation Committee in fiscal year 2006. None of the directors who served on the Compensation Committee in fiscal year 2006 has ever served as one of our officers or employees. During fiscal year 2006, none of our executive officers served as a director or member of the Compensation Committee (or other committee performing similar functions) of any other entity of which an executive officer served on our Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the below section titled “Executive Compensation—Compensation Discussion and Analysis” with management, and, based on such review and discussions, recommended to the Board of Directors that the section be included in this Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2006.

Submitted by the Compensation Committee of the Board of Directors.

DENNIS A. WICKER, CHAIR

H. W. MCKAY BELK

NED R. MCWHERTER

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following is a discussion and analysis of the material elements of our compensation program as it relates to our Chief Executive Officer, Chief Financial Officer and other executive officers named in the Summary Compensation Table. See the Summary Compensation Table below. This discussion is intended to provide perspective to the tables and other narrative disclosures that follow it.

Executive Compensation Objectives.    The objectives of our executive compensation program are to ensure that our total executive officer compensation is:

•	competitive to attract and retain the best officer talent;

•	affordable and appropriately aligned with stockholder interests;

•	fair, equitable and consistent as to each component of compensation;

•	designed to motivate our executive officers to achieve our annual and long-term strategic goals and to reward performance based on the attainment of those goals;

•	designed to appropriately take into account risk and reward in the context of our business environment and long-range business plans;

•	designed to consider individual value and contribution to our success;

•	reasonably balanced across types and purposes of compensation, particularly with respect to performance-based objectives and retention and retirement objectives;

•	sensitive to, but not exclusively reliant upon, market benchmarks;

•	reasonably sensitive to the needs of our executive officers, as those needs change over time; and

•	flexible with regard to our succession planning objectives.

Executive Compensation Overview. We compensate our executive officers through a mix of base salaries, annual performance incentives, long-term deferred compensation and retirement benefits, and other personal benefits and perquisites. We also provide our Chief Executive Officer with restricted stock. In allocating compensation among these elements, we attempt to maintain an appropriate balance between fixed and performance-based compensation, short-term and long-term compensation, and cash and non-cash compensation. The following table presents the approximate mix of total compensation for each of the named executive officers for fiscal year 2006:

	Fixed vs. Performance-Based		Short-Term vs. Long-Term		Cash vs. Non-Cash
	Fixed Compensation	Performance- Based Compensation	Short-Term Compensation	Long-Term Compensation	Cash Compensation	Non-Cash Compensation
Chairman and Chief Executive Officer	47%	53%	73%	27%	79%	21%
President and Chief Operating Officer	71%	29%	60%	40%	100%	0%
Executive Vice President and Assistant to the Chairman	78%	22%	63%	37%	99%	1%
Senior Vice President and Chief Financial Officer	80%	20%	64%	36%	100%	0%
Senior Vice President and President of ByB Brands, Inc.	76%	24%	66%	34%	100%	0%

Over the past several years, we have undertaken an in-depth review of our executive compensation program in light of our business environment, our annual and long-range business plans, our company’s culture and values and applicable legal requirements. As part of this review, we engaged Hewitt Associates, a nationally recognized consulting firm, in 2005 to complete a study of the compensation of our executive officers compared to the compensation of senior management at twenty-nine comparable companies based on revenue size and business industry segment. We also reviewed publicly available information regarding the compensation of senior management at other soft drink bottling companies.

As a result of this review, we noted that the total compensation of our executive officers has been historically weighted in favor of longer-term fixed benefits, such as retirement benefits, and determined that more emphasis should be placed on performance-based compensation that is consistent with the achievement of our annual and long-term business plans and objectives. Based on that determination, we adopted amendments to our Supplemental Savings Incentive Plan, a nonqualified deferred compensation plan, in 2005 and are currently proposing to the stockholders (i) amendments to our Annual Bonus Plan and (ii) a new Long-Term Performance

Plan. We are implementing these changes as part of an ongoing, transitional process to better align the compensation of our executive officers with our annual and long-term strategic interests and financial goals. We expect to continue our review of our executive compensation program in 2007, which may lead to additional changes to our policies and overall approach to executive compensation, particularly with respect to developing further perspective on the appropriate mix of types of compensation.

Base Salaries. We provide our executive officers with base salaries to achieve our objectives of attracting and retaining the best officer talent, recognizing individual value and contributions to our success, and providing a reasonable balance between fixed and performance-based compensation. We strive to maintain executive base salaries at a level that will permit us to compete with other major companies for officers with comparable qualifications and abilities.

In setting and adjusting base salaries, we consider a number of factors including each executive officer’s position and level of responsibility within our company, individual job performance, contributions to our corporate performance, job tenure and potential. We also review various compensation surveys to assess generally the competitiveness of our salaries and our own internal salary grades and bands for executive officers, but we do not rely exclusively on survey data or attempt to maintain salaries or overall compensation at specific benchmarks or percentiles. Our decisions regarding base salary levels are not objective, but instead are based on our general experience and subjective consideration of the factors described above.

The base salaries earned by our named executive officers in fiscal year 2006 were as follows:

Name and Principal Position	Base Salary
J. Frank Harrison, III Chairman of the Board of Directors and Chief Executive Officer	$758,487
William B. Elmore President and Chief Operating Officer	616,940
Henry W. Flint Executive Vice President and Assistant to the Chairman	412,833
Steven D. Westphal Senior Vice President and Chief Financial Officer	320,833
Norman C. George Senior Vice President, President ByB Brands, Inc.	299,157

For fiscal year 2007, we have increased Mr. Westphal’s base salary to $350,000, or 7.7%, due to increased levels of responsibility in connection with his 2005 promotion to Senior Vice President and Chief Financial Officer, our review of market survey data and Mr. Westphal’s individual performance and contributions to our company. Each of the other named executive officers received a 3.5% increase in base salary for 2007.

Annual Performance Incentives. We provide our executive officers, including the named executive officers, with the ability to earn significant cash incentive awards through our Annual Bonus Plan based on performance objectives. We provide the Annual Bonus Plan to achieve our objectives of providing compensation that is designed to motivate our executive officers to achieve our annual strategic and financial goals, provide a reasonable balance between fixed and performance-based elements of compensation and attract and retain the best officer talent.

In the first quarter of 2006, the Compensation Committee approved the following target cash incentive awards for our named executive officers for fiscal year 2006:

Name	FY 2006 Target Incentive Awards
J. Frank Harrison, III	$912,756
William B. Elmore	742,420
Henry W. Flint	298,080
Steven D. Westphal	195,000
Norman C. George	180,478

Target incentive awards are computed by multiplying each executive officer’s base salary by an assigned percentage of base salary and, for each named executive officer, an indexed performance factor of 1.2. Base salary percentages are assigned based on each executive’s level of responsibility and the contribution to our corporate performance attributed to the executive’s position. In order to satisfy the requirements of Section 162(m) of the Internal Revenue Code that all “performance-based” compensation be determined in accordance with a pre-determined objective formula, the indexed performance factor is automatically fixed at 1.2 for each of the named executive officers in accordance with the terms of the Annual Bonus Plan.

Although the Annual Bonus Plan enables the Compensation Committee to calculate incentive awards derived from objective factors, the Compensation Committee has absolute discretion to decrease or eliminate awards under the plan, by reducing assigned indexed performance factors or otherwise. After the end of each fiscal year, it is the practice of the Compensation Committee to reduce the indexed performance factor for each named executive officer to 1.0, except where the Committee determines based on subjective considerations that a named executive officer achieved exceptional individual performance during the fiscal year. For fiscal year 2006, the indexed performance factor for each of the named executive officers was reduced to 1.0 by the Compensation Committee, except for Mr. George. Mr. George’s indexed performance factor was maintained at 1.2 in recognition of his exceptional effort and dedication toward the business expansion initiatives of our company.

Incentive award amounts paid under the Annual Bonus Plan are determined by multiplying the target incentive award amount by an overall goal achievement factor. The overall goal achievement factor is based on our achievement of pre-determined performance goals with respect to the following performance measures:

•	operating cash flow,

•	free cash flow,

•	net income,

•	unit volume,

•	market share, and

•	a value measure.

In the first quarter of each year, the Compensation Committee assigns weights to each of the performance measures based on the perceived need to focus more or less on any particular objective in that year. The corporate performance goals and related weights are established after evaluating industry conditions, available information on the performance of other companies in the soft drink bottling industry, and our prior year performance and specific objectives for the current year. See “—Summary of Compensation and Grants of Plan-Based Awards—Annual Bonus Plan” for the goals and related weights assigned to the performance measures for fiscal year 2006.

The performance measures, as weighted, make up our overall goal achievement factor, which is calculated on the basis of a graduated scale ranging from a goal achievement of between 89% and 110% of each particular performance measure. For fiscal year 2006, target goals were met or exceeded for the performance measures of free cash flow and net income. For operating cash flow, unit volume and market share, actual performance exceeded the payout threshold of 89% but was below the 97.1% target. For the value measure, we did not achieve the payout threshold of 89% in fiscal year 2006. The overall goal achievement factor for 2006 was 93.5%, and each named executive officer received a cash incentive award as set forth below.

Name	FY 2006 Actual Incentive Awards
J. Frank Harrison, III	$711,189
William B. Elmore	578,469
Henry W. Flint	232,254
Steven D. Westphal	151,938
Norman C. George	168,747

For additional information regarding our Annual Bonus Plan for 2006, see the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table, the Grants of Plan-Based Awards table, and “—Summary of Compensation and Grants of Plan-Based Awards—Annual Bonus Plan” below.

In December 2006, the Compensation Committee approved amendments to our Annual Bonus Plan, subject to the approval of our stockholders at the 2007 Annual Meeting of Stockholders. The primary purpose of these amendments is to change the performance measures used under the plan to:

•	revenue,

•	earnings before interest and taxes, and

•	net debt reduction.

We decided to revise the performance measures under our Annual Bonus Plan as a result of our in-depth review of the plan. Based on that review, we believe the proposed measures are better aligned with our annual and long-term strategic objectives. Each of the proposed measures relates to a key annual strategic goal under our current long-range plan. On February 28, 2007, the Compensation Committee assigned the following approved bonus percentage factors for the participants in the Annual Bonus Plan: Mr. Harrison—100%, Mr. Elmore—100%, Mr. Flint—60%, Mr. Westphal—60% and Mr. George—50%.

The amendments to the Annual Bonus Plan also provide that the indexed performance factor will be automatically set at 1.5 for each of the named executive officers (rather than 1.2 as required under the current plan) in order to provide more flexibility for recognizing exceptional individual performance. Payments of any awards under the Annual Bonus Plan, as amended, will be subject to the approval by our stockholders of the material terms of the Annual Bonus Plan to the extent that the deductibility of such payments would be limited by Section 162(m). For additional information regarding the proposed amendments to our Annual Bonus Plan, see “Proposal 2: Approval of Amended and Restated Annual Bonus Plan” below.

Long-Term Performance Incentives. In December 2006, the Compensation Committee approved a new Long-Term Performance Plan, subject to the approval of our stockholders at the 2007 Annual Meeting of Stockholders. For a description of the terms of the Long-Term Performance Plan, see “Proposal 3: Approval of Long-Term Performance Plan” below.

We are proposing the Long-Term Performance Plan as a result of our ongoing review of our overall executive compensation program, as described above under “—Compensation Discussion and Analysis—Executive Compensation Overview.” As described above, Hewitt Associates assisted us with this review and provided examples and recommendations regarding the form of the Long-Term Performance Plan. Based on our review, we noted that the total compensation of our officers has been historically weighted in favor of longer-term fixed compensation, such as retirement benefits, and underweighted with respect to annual and long- term performance based compensation consistent with our annual and long-term strategic plans and financial goals. As a result, we are in the process of modifying our executive compensation program to make a higher proportion of total compensation dependent on the attainment of our annual and long-term strategic goals. As part of this process, we are now proposing the new Long-Term Performance Plan along with the amendments to our Annual Bonus Plan.

We are proposing the Long-Term Performance Plan because we believe that it is consistent with our executive compensation objectives of ensuring that total officer compensation is:

•	affordable and appropriately aligned with stockholder interests;

•	designed to motivate executive officers to achieve our annual and long-term strategic goals and to reward performance based on the attainment of those goals;

•	designed to appropriately take into account risk and reward in the context of our long-range business plans;

•	reasonably balanced across types and purposes of compensation, particularly with respect to performance-based objectives and retention and retirement objectives; and

•	fair, equitable and consistent as to each component of compensation.

Under the Long-Term Performance Plan, participants will be eligible to receive cash incentive awards based on the achievement of long-term corporate or individual performance objectives that are pre-determined by the Compensation Committee. For executive officers who are “covered employees” under Section 162(m) of the Internal Revenue Code, cash incentive awards will be based on the achievement of performance goals with respect to the following performance measures:

•	revenue,

•	earnings per share,

•	return on total assets, and

•	net debt/operating cash flow.

We have chosen these measures because they are key, long-term strategic goals within our long-term plan. Historically, we have not used equity as a significant element of compensation (other than with respect to our Chairman and Chief Executive Officer) due to the limited public float and trading volume of our Common Stock. As such, we have elected to make awards under the Long-Term Performance Plan payable in cash, which is consistent with the historical expectations of our officers.

If the Long-Term Performance Plan is approved by the stockholders, we anticipate making initial awards under the plan in December 2007 or February 2008.

Restricted Stock. During 1999, Mr. Harrison received a restricted stock award of 200,000 shares of our Class B Common Stock. Under the award, 20,000 shares of restricted stock are subject to vesting each year over a 10-year period. The vesting of each annual installment is contingent upon our attainment of an overall goal achievement factor of at least 80% under the Annual Bonus Plan. The award also includes cash payments by us to Mr. Harrison for the reimbursement of income taxes related to the vesting of restricted stock. See “—Compensation Discussion and Analysis—Perquisites and Other Benefits” below for a discussion of our policies with respect to the payment of income tax reimbursements.

The restricted stock award is intended to qualify as “performance-based compensation” under Section 162(m). The primary objective of the award was to make a significant portion of Mr. Harrison’s compensation dependent on the achievement of the performance goals under the Annual Bonus Plan. The award was approved by our stockholders at the 1999 Annual Meeting of Stockholders.

In accordance with the terms of the award, 20,000 shares vested, effective January 1, 2007, based on the determination of the Compensation Committee that at least 80% of the overall goal achievement factor had been obtained under the Annual Bonus Plan for fiscal year 2006. The dollar amount realized upon the vesting of the shares was $1,368,600, based on the closing price of our Common Stock ($68.43) on December 29, 2006. In addition, Mr. Harrison received $1,026,570 for the reimbursement of income taxes related to the vesting of the shares. For additional information regarding the restricted stock award, see “—Summary of Compensation and Grants of Plan-Based Awards—Restricted Stock Award Agreement,” the “Stock Awards” column of the Summary Compensation Table, the Grants of Plan-Based Awards table, the Outstanding Equity Awards at 2006 Fiscal Year-End table and the Option Exercises and Stock Vested table below.

On February 28, 2007, the Compensation Committee approved, subject to stockholder approval, an amendment to Mr. Harrison’s Restricted Stock Award Agreement to change the performance measures used for determining the vesting of the remaining two tranches of restricted stock awards under the agreement to measures that are better aligned with our strategic objectives. Under the amended agreement, the remaining two 20,000 share increments of restricted stock will vest based on the achievement of an overall goal achievement factor of at least 80% under the terms of our amended Annual Bonus Plan, as described under “Proposal 2: Approval of Amended and Restated Annual Bonus Plan” below. As such, the vesting of each remaining 20,000 share increment of restricted stock will be based on the achievement of annual performance goals with respect to the following performance measures:

•	revenue,

•	earnings before interest and taxes, and

•	net debt reduction.

We are submitting the amendment to the Restricted Stock Award Agreement for the approval of our stockholders to preserve our ability to deduct for income tax purposes the compensation paid under the amended agreement pursuant to Section 162(m) of the Internal Revenue Code. See “Proposal 4: Approval of Amendment to Chief Executive Officer’s Restricted Stock Award” below for additional information.

Deferred Compensation.    We provide certain key executives, including the named executive officers, with a Supplemental Savings Incentive Plan. The Supplemental Savings Incentive Plan is a nonqualified defined contribution plan under which participants may elect to defer a portion of their annual salary and bonus. We match 50% of the first 6% of salary (excluding bonus) deferred and may also make additional discretionary contributions to the participants’ accounts. During 2006, 2007 and 2008, we are also required to make transition contributions as described below.

We provide the Supplemental Savings Incentive Plan to our executive officers in order to achieve our executive compensation objectives of attracting and retaining the best officer talent and to promote a long-term perspective for our key officers. Prior to 2006, participants in the plan could elect to receive a fixed annual return of up to 13% on the balances in their plan accounts, which provided participants with an above market rate of return and resulted in a long-term fixed liability for us that was not contingent on our corporate performance or success. As described above under “—Compensation Discussion and Analysis—Executive Compensation Overview,” we determined in 2005 that the total compensation of our executive officers was weighted too heavily in favor of longer-term fixed benefits, such as the fixed annual return option in the Supplemental Savings Incentive Plan, and underweighted with respect to long-term performance based compensation consistent with our long-term strategic objectives.

As a result of these determinations, we adopted amendments to our Supplemental Savings Incentive Plan in fiscal year 2005, including amendments that:

•	eliminated the option to receive a fixed rate of return under the plan for salary deferrals and company contributions made after 2005; and

•

require us to make transition contributions to participants’ accounts during 2006, 2007 and 2008 ranging from 10% to 40% of a participant’s annual salary (excluding bonuses), with contributions above the 10% level subject to our overall goal achievement factor under the Annual Bonus Plan (as described above under “—Compensation Discussion and Analysis—Annual Performance Incentives”).

Balances with respect to transition contributions are deemed invested in investment choices similar to the choices available in our
401(k) Savings Plan.

These changes were made to the Supplemental Savings Incentive Plan as part of a transitional process designed to ensure that our compensation program is better aligned with our strategic annual and long-range business plans and our total officer compensation is:

•	affordable and appropriately aligned with stockholder interests;

•	designed to motivate executive officers to achieve our annual and long-term strategic goals and to reward performance based on the attainment of those goals;

•	designed to appropriately take into account risk and reward in the context of our business environment and long-range business plans;

•	reasonably balanced across types and purposes of compensation, particularly with respect to performance-based objectives and retention and retirement objectives; and

•	fair, equitable and consistent as to each component of compensation.

For fiscal year 2006, we made transition contributions to the named executive officers equal to 20% of their salaries, based on an overall goal achievement factor of 93.5%. If the proposed amendments to our Annual Bonus Plan are adopted, transition contributions for 2007 and 2008 will be based on the attainment of an overall goal achievement factor as computed under the amended and restated Annual Bonus Plan.

For fiscal year 2006, our total contributions to, and the aggregate earnings on, the named executive officer’s accounts under the Supplemental Savings Incentive Plan were as follows:

Name	Company Contributions in FY 2006	Aggregate Earnings in FY 2006
J. Frank Harrison, III	$120,816	$218,933
William B. Elmore	99,412	413,185
Henry W. Flint	61,625	19,625
Steven D. Westphal	61,116	111,044
Norman C. George	49,653	181,873

For additional information regarding the specific terms and conditions of the plan and the amounts of contributions and earnings under the plan during fiscal year 2006, see “—Deferred Compensation” below. For additional information regarding the 2005 amendments to our Supplemental Savings Incentive Plan, see the Proxy Statement for our 2006 Annual Meeting of Stockholders and our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 9, 2005.

Retirement Plans. We maintain an Officer Retention Plan, which is a supplemental defined benefit retirement plan, for certain key executive officers including the named executive officers. Under this plan, the participants’ benefits increase each year pursuant to a pre-determined schedule that is based on the participants’ position and level of responsibility within our company, performance, and job tenure. Historically, we have emphasized retention as a key objective of our compensation program, and the Officer Retention Plan was implemented for the purpose of attracting and retaining the best officer talent until retirement and to promote a long-term perspective for our key executives. In addition, the Officer Retention Plan has been provided in recognition of our historical practice of not using equity as a significant component of compensation (other than with respect to our Chairman and Chief Executive Officer).

As of December 31, 2006, the present values of the named executive officer’s accumulated benefits under the Officer Retention Plan were as follows:

Name	Present Value of Accumulated Benefits
J. Frank Harrison, III	$6,886,258
William B. Elmore	2,876,317
Henry W. Flint	656,566
Steven D. Westphal	575,000
Norman C. George	926,317

For additional information regarding the terms and conditions of the Officer Retention Plan and the accumulated benefits under the plan, see the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table, “Retirement Plans—Officer Retention Plan” and the Pension Benefits for Fiscal Year 2006 table below.

We also maintain a traditional defined benefit pension plan. Effective as of June 30, 2006, no new participants may become eligible to participate in the plan and the benefits under the plan for existing participants, including the named executive officers, were frozen. See “—Retirement Plans—Pension Plan” below for additional information regarding the pension plan. In connection with the freeze of the benefits under the pension plan, we amended our 401(k) Savings Plan effective January 1, 2007 to increase our matching contribution under the 401(k) Savings Plan. The amendment to the 401(k) Savings Plan will provide for fully vested matching contributions equal to one hundred percent of a participant’s elective deferrals to the 401(k) Savings Plan up to a maximum of 5% of a participant’s eligible compensation.

Severance and Change in Control Arrangements.    Our senior executives, including the named executive officers, do not have employment agreements, but we have agreed to provide them with certain payments in connection with their severance from employment or a change in control of our company. With respect to severance, including termination without cause or voluntary termination or termination resulting from death or total disability, each executive’s benefits are limited to the severance benefits payable under our 401(k) plan, frozen benefits under the pension plan, Supplemental Savings Incentive Plan and Officer Retention Plan.

We provide our senior executive officers with change in control benefits because we believe that it is important to provide them with certain assurances in the event of a change in control and we believe these benefits better align their interests with those of our stockholders. In the event of a change in control, our executive officers would face a substantially greater risk of termination than our average salaried employees. In addition, it is our belief that change in control benefits should eliminate or reduce any reluctance by our senior management to pursue potential change in control transactions that may be in the best interests of our stockholders.

For additional information regarding our severance and change in control arrangements, see “—Potential Payments Upon Termination or Change in Control” below. The proposed amendments to our Annual Bonus Plan and proposed Long-Term Performance Plan also contain severance and change in control provisions, which are described in more detail below under “Proposal 2: Approval of Amended and Restated Annual Bonus Plan” and “Proposal 3: Approval of Long-Term Performance Plan.”

Perquisites and Other Benefits. We provide our executive officers, including the named executive officers, with perquisites and personal benefits that we believe are reasonable, competitive and consistent with the objectives of our compensation program of attracting and retaining the best officer talent. The primary perquisites and personal benefits provided to our named executive officers are personal financial planning and tax services, country club initiation fees and dues, individual and excess group life insurance premiums, income tax reimbursements and personal use of company aircraft.

We provide financial planning and tax services because we believe that good financial planning by experts reduces the amount of time and attention that senior management must spend on that need and maximizes the net financial reward to the employee of the compensation provided by us. We provide country club initiation fees and dues because we want to provide senior management with an appropriate forum for entertaining customers and interacting with the community. We pay life insurance premiums on policies that were purchased to replace certain terminated split-dollar life insurance arrangements. For certain elements of compensation, we provide income tax reimbursements in order to provide the full benefit of the compensation.

For security reasons, our Board of Directors requires Mr. Harrison, our Chairman and Chief Executive Officer, to use our corporate aircraft whenever reasonable or feasible for both business and personal purposes. Upon prior approval of the Chief Executive Officer, the other named executive officers are also permitted to use our corporate aircraft for personal purposes subject to the oversight of the Compensation Committee and Board of Directors.

The executive officers, including the named executive officers, also participate in other benefit plans on the same terms as other employees. These benefits include the 401(k) Savings Plan, medical and dental insurance, vision insurance and long-term disability insurance. As part of our ongoing review of our executive compensation program, we intend to review our current policies and practices with respect to perquisites and personal benefits.

Section 162(m) of the Internal Revenue Code. Under Section 162(m) of the Internal Revenue Code of 1986, as amended, a public company is generally not entitled to deduct non-performance-based compensation paid to its named executive officers for federal income tax purposes to the extent any such individual’s compensation in any year exceeds $1 million. Special rules apply for “performance based” compensation, including the pre-approval of performance goals applicable to that compensation.

All compensation paid to our named executive officers in 2006 was fully deductible for the purposes of Section 162(m). With respect to non-performance based compensation to be paid to named executive officers in 2007 and future years, in certain instances such compensation may exceed $1 million. However, in order to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible for federal income tax purposes.

Process for Determining Executive Compensation. The Compensation Committee of our Board of Directors administers our compensation plans, reviews and approves executive compensation and makes recommendations to the Board concerning executive compensation and related matters. In the fourth quarter of each year, the Committee conducts an annual review of each executive officer’s compensation, including each named executive officer’s compensation. As part of this review, management submits recommendations to the Committee based on annual performance evaluations and an annual review of executive compensation conducted by management. In conducting its annual compensation review for 2006, management engaged Hewitt Associates to provide it with examples and recommendations regarding the form of the Long-Term Performance Plan. Following a review of management’s recommendations, the Committee approves the recommendations for the executive officers, with such modifications as the Committee deems appropriate. In fiscal year 2006, the Committee approved management’s recommendations without change. The Committee may also adjust compensation for specific individuals at other times during the year when there are significant changes in responsibilities or under other circumstances that the Committee considers appropriate.

Summary of Compensation and Grants of Plan-Based Awards

The following table sets forth certain compensation information for the fiscal year ended December 31, 2006 concerning our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers, which we refer to as the “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)		Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)		Total ($)
J. Frank Harrison, III Chairman of the Board of Directors and Chief Executive Officer (4)	2006	$758,487	$929,000	(5)	$711,189	$806,835	$1,806,341	(6)	$5,011,852

William B. Elmore President and Chief Operating Officer (4)	2006	616,940	—		578,469	672,956	131,357	(7)	1,999,722

Henry W. Flint Executive Vice President and Assistant to the Chairman (4)	2006	412,833	—		232,254	311,059	100,755	(8)	1,056,901

Steven D. Westphal Senior Vice President and Chief Financial Officer	2006	320,833	—		151,938	205,554	95,581	(9)	773,906

Norman C. George Senior Vice President and President of ByB Brands, Inc.	2006	299,157	—		168,747	178,798	65,353	(10)	712,055

(1)	The amounts shown in this column for fiscal year 2006 include aggregate amounts deferred at the election of the named executive officer under our 401(k) Savings Plan and Supplemental Savings Incentive Plan.

(2)	The amounts shown in this column represent cash incentive awards earned in 2006 under our Annual Bonus Plan. See “—Summary of Compensation and Plan-Based Awards—Annual Bonus Plan” below.

(3)	The amounts shown in this column for fiscal year 2006 are set forth below:

	Mr. Harrison	Mr. Elmore	Mr. Flint	Mr. Westphal	Mr. George
Aggregate change in actuarial present value of accumulated benefit under Pension Plan	$36,355	$26,958	$15,476	$26,900	$29,391
Aggregate change in actuarial present value of accumulated benefit under Officer Retention Plan	731,257	569,298	292,929	158,333	119,298
Portion of interest accrued under the Supplemental Savings Incentive Plan on deferred compensation above 120% of the applicable federal long-term rate	39,223	76,700	2,654	20,321	30,109

Totals	$806,835	$672,956	$311,059	$205,554	$178,798

(4)	Mr. Harrison and Mr. Elmore are both members of the Board of Directors but neither receive compensation for their services on the Board. Mr. Flint is a nominee for election to the Board of Directors and, if elected, will not receive compensation for his services on the Board of Directors.

(5)	This amount represents the dollar amount recognized by us for financial statement reporting purposes for fiscal year 2006 with respect to Mr. Harrison’s restricted stock award. See “—Summary of Compensation and Grants of Plan-Based Awards—Restricted Stock Award Agreement” below. The amount was computed in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), “Share Based Payment” (“FAS 123R”), except that any estimates of forfeitures in accordance with FAS 123R have been disregarded. For additional information regarding the assumptions made in calculating the amount, see pages 78 to 79 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. There were no forfeitures of stock awards for fiscal year 2006.

(6)	For Mr. Harrison, this amount includes (a) our contributions to the Supplemental Savings Incentive Plan—$120,816, (b) individual life insurance premiums paid by us—$222,704 and (c) income tax reimbursements—$1,276,950. This amount also includes amounts attributable to the following perquisites and personal benefits: country club initiation fee and dues, personal use of company aircraft and personal financial planning and tax services. The amount attributable to the country club initiation fee and dues is $39,412, which was calculated based on the actual amount paid by us on behalf of Mr. Harrison. The amount attributable to Mr. Harrison’s personal use of company aircraft is $135,430, which was calculated based on the aggregate incremental cost to our company. The incremental cost of the personal use of company aircraft is calculated based on the average cost of fuel, crew travel, on board catering, trip-related maintenance, landing fees and trip-related hanger and parking costs and other similar variable costs. Fixed costs that do not change based on usage, such as pilot salaries, home hanger expenses and general taxes and insurance are excluded from the incremental cost calculation.

(7)	For Mr. Elmore, this amount includes (a) our contributions to the Supplemental Savings Incentive Plan—$99,412 and (b) income tax reimbursements—$14,526.

(8)	For Mr. Flint, the amount includes (a) our contributions to the Supplemental Savings Incentive Plan—$61,625 and (b) income tax reimbursements—$14,135. This amount also includes amounts attributable to the following perquisites and personal benefits: country club dues, personal use of company aircraft and personal financial planning and tax services.

(9)	For Mr. Westphal, this amount includes our contributions to the Supplemental Savings Incentive Plan of $61,116.

(10)	For Mr. George, this amount includes our contributions to the Supplemental Savings Incentive Plan of $49,653.

The following table sets forth certain information concerning grants of plan-based awards to our named executive officers in fiscal year 2006.

Grants of Plan-Based Awards

Fiscal Year 2006

Name		Date of Initial Board Action	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock and Option Awards ($)
	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. Frank Harrison, III	2/22/2006	12/2/1998	$730,205	$912,756	$1,095,307	20,000	20,000	20,000	$929,000	(3)
William B. Elmore	N/A	N/A	593,936	742,420	890,904	—	—	—	—
Henry W. Flint	N/A	N/A	238,464	298,080	357,696	—	—	—	—
Steven D. Westphal	N/A	N/A	156,000	195,000	234,000	—	—	—	—
Norman C. George	N/A	N/A	144,382	180,478	216,574	—	—	—	—

(1)	The amounts shown in these columns reflect the threshold, target and maximum cash incentive awards assigned to the named executive officers under the 2006 Annual Bonus Plan. See “—Summary of Compensation and Grants of Plan-Based Awards—Annual Bonus Plan” below for additional information.

(2)	These columns reflect information regarding Mr. Harrison’s restricted stock award. See “—Summary of Compensation and Grants of Plan-Based Awards—Restricted Stock Award Agreement” below for additional information.

(3)	This amount represents the grant date fair market value of Mr. Harrison’s restricted stock award for fiscal year 2006 computed in accordance with FAS 123R. For additional information regarding the assumptions made in the valuation of this award, see pages 78 to 79 of the Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Also see “—Summary of Compensation and Grants of Plan-Based Awards—Restricted Stock Award Agreement” below for additional information.

The following is a summary of certain compensation agreements that we have with, and certain plans that we maintain for, our executive officers, including the named executive officers, and other material information necessary to an understanding of the Summary Compensation Table and Grants of Plan-Based Awards table above.

Annual Bonus Plan.    We maintain an annual non-equity incentive plan for our executive officers, including the named executive officers (the “Annual Bonus Plan”). The target cash incentive award assigned to each participant in the Annual Bonus Plan is determined by multiplying each participant’s base salary by two factors: (i) the participant’s Approved Bonus Percentage Factor and (ii) the participant’s Indexed Performance Factor.

The “Approved Bonus Percentage Factor” is expressed as a percentage of base salary and is determined for each participant based on the participant’s position with our company and the relative responsibility and contribution to our performance attributed to such position. The maximum Approved Bonus Percentage Factor for any participant is 100% of base salary. In the first quarter of 2006, the Compensation Committee assigned the following Approved Bonus Percentage Factors to the named executive officers: Mr. Harrison—100%; Mr. Elmore—100%; Mr. Flint—60%; Mr. Westphal—50% and Mr. George—50%.

The “Indexed Performance Factor” for each participant is determined based on each participant’s individual performance during the fiscal year, as evaluated by, and at the discretion of, the Compensation Committee after the conclusion of the fiscal year. In order to satisfy the requirements of Section 162(m) of the Internal Revenue Code that all “performance-based” compensation be determined in accordance with a pre-determined objective formula, the Indexed Performance Factor is fixed at 1.2 for all participants who are “covered employees” under Section 162(m). For fiscal year 2006, each of the named executive officers was automatically assigned an Indexed Performance Factor of 1.2 at the beginning of the year.

Based on the Approved Bonus Percentage Factors and Indexed Performance Factors assigned for fiscal year 2006, each of the named executive officers was assigned a target incentive award under the 2006 Annual Bonus Plan equal to the amount reflected in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards—Target” column of the Grants of Plan-Based Awards table above.

Although the Annual Bonus Plan enables the Compensation Committee to calculate incentive awards derived from objective factors, the Compensation Committee has absolute discretion to decrease or eliminate awards under the plan, by reducing assigned Indexed Performance Factors or otherwise. After the end of each fiscal year, it is the practice of the Compensation Committee to reduce the Indexed Performance Factor for each named executive officer to 1.0, except where the Committee determines based on subjective considerations that a named executive officer achieved exceptional individual performance during the fiscal year. For fiscal year 2006, the Indexed Performance Factor for each of the named executive officers was reduced to 1.0 by the Compensation Committee, except for Mr. George. Mr. George’s indexed performance factor was maintained at 1.2 in recognition of his exceptional effort and dedication toward the business expansion initiatives of our company.

The amounts of the cash incentive awards paid under the Annual Bonus Plan are determined by multiplying the target incentive award, as adjusted for discretionary changes to Indexed Performance Factors, by an Overall Goal Achievement Factor. The “Overall Goal Achievement Factor” is determined for each fiscal year based on our performance in relation to annual goals established by the Compensation Committee for the following six performance measures: (1) Operating Cash Flow; (2) Free Cash Flow; (3) Net Income; (4) Unit Volume; (5) Market Share and (6) Value Measure. The annual performance goals are determined by the Compensation Committee in the fourth quarter preceding the applicable plan year. The annual performance goal for each measure consists of a performance objective that is weighted (which weights must add to 100%) on the basis of a determination regarding the need to focus more or less on any particular objective in a given year. For fiscal year 2006, the Compensation Committee assigned the following goals and related weights to the performance measures:

Performance Measure	Performance Goal	Assigned Weight
Operating Cash Flow(1)	$162 million	40%
Free Cash Flow(2)	$20 million	25%
Net Income	$21 million	15%
Unit Volume(3)	253.9 million	5%
Market Share(4)	29.5% market share	5%
Value Measure(5)	$591.7 million	10%

(1)	“Operating Cash Flow” is defined in the Annual Bonus Plan as income from operations before depreciation and amortization of goodwill and intangibles.

(2)	“Free Cash Flow” is generally defined as net cash available for debt or lease payments after considering non-cash charges, capital expenditures, taxes and adjustments for changes in assets and liabilities.

(3)	“Unit Volume” is defined as bottle, can and pre-mix cases converted to 8 oz. equivalent cases.

(4)	The achievement of this performance goal requires positive market share growth from December 31, 2005 to December 31, 2006 for certain carbonated and noncarbonated beverages.

(5)	“Value Measure” is defined as an amount equal to nine times Operating Cash Flow minus debt.

The following items are excluded from the determination of the Overall Goal Achievement Factor if, and to the extent, such exclusions would increase the level of achievement with respect to any of the performance measures for a fiscal year:

•	unbudgeted events of more than $50,000;

•	the impact of unbudgeted acquisition or joint venture transactions occurring after the commencement of the fiscal year performance period;

•	adjustments required to implement unbudgeted changes in accounting principles;

•	unbudgeted changes in depreciation and amortization schedules; and

•	unbudgeted premiums paid or received due to the retirement or refinancing of debt or hedging vehicles.

The Compensation Committee has the discretion to include any of the above items in the determination of goal achievement levels, but only to the extent that exercising such discretion would reduce (and not increase) the amount of any award otherwise payable under the Annual Bonus Plan.

The Overall Goal Achievement Factor is calculated based on a graduated scale ranging from a minimum of 0.8 (for goal achievement exceeding 89% of target) to 1.0 (for goal achievement between 97.1% and 100% of target) to a maximum of 1.2 (for goal achievement of 110% of target). For fiscal year 2006, target goals were met or exceeded for the performance measures of Free Cash Flow and Net Income. For Operating Cash Flow, Unit Volume and Market Share, actual performance exceeded the payout threshold of 89% but was below the 97.1% target. For the Value Measure, we did not achieve the payout threshold of 89% in fiscal year 2006. The Overall Goal Achievement Factor for 2006 was 93.5%. The amounts paid to each named executive officer under the 2006 Annual Bonus Plan are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

Restricted Stock Award Agreement.    On December 2, 1998, the Board of Directors, upon recommendation of the Compensation Committee, approved a restricted stock award for Mr. Harrison consisting of 200,000 shares of our Class B Common Stock. The award was granted pursuant to the terms of a Restricted Stock Award Agreement, which was approved by our stockholders on May 12, 1999. Under the Restricted Stock Award Agreement, 20,000 shares of restricted stock are subject to vesting each year, beginning on the first day of our fiscal year 2000 and ending on the first day of our fiscal year 2009. We are also required to reimburse Mr. Harrison for any federal or state income taxes payable on the award.

The vesting of each 20,000 share increment is conditioned upon (i) Mr. Harrison’s continued employment as of each vesting date and (ii) our achievement of at least 80% of the Overall Goal Achievement Factor for each fiscal year, as determined under our Annual Bonus Plan. The Compensation Committee establishes annual goals and weightage factors under the Annual Bonus Plan in February of each year. As such, each annual 20,000 share increment under the Restricted Stock Award Agreement has an independent performance requirement and is considered to have its own service inception date, grant date fair value and requisite service period. For fiscal year 2006, the Annual Bonus Plan targets for 2006 were approved by the Compensation Committee on February 22, 2006.

Any 20,000 share increment that does not vest is deemed forfeited. Prior to the vesting of the restricted shares, Mr. Harrison does not have the right to vote the shares or receive dividends with respect to the shares.

Outstanding Equity Awards

The following table sets forth certain information with respect to our outstanding equity awards at December 31, 2006 with respect to the named executive officers.

Outstanding Equity Awards at 2006 Fiscal Year-End

Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
J. Frank Harrison, III	60,000	(1)	$4,105,800	(2)

(1)	Reflects the unvested portion of Class B Common Stock under Mr. Harrison’s restricted stock award. See “—Summary of Compensation and Grants of Plan-Based Awards—Restricted Stock Award Agreement” for additional information. As of December 31, 2006, a total of 120,000 shares had vested with respect to fiscal year 2000 through fiscal year 2005 and 20,000 shares had failed to vest with respect to fiscal year 1999. As of December 31, 2006, there were 60,000 remaining shares of Class B Common Stock subject to vesting based on our performance during fiscal year 2006 through fiscal year 2008.

On January 1, 2007, an additional 20,000 shares of our Class B Common Stock vested based on our performance in 2006. Accordingly, as of March 14, 2007, there were 40,000 remaining shares of Class B Common Stock subject to vesting under the award based on our performance during fiscal year 2007 through fiscal year 2008.

(2)	This amount is based on the closing price of our Common Stock ($68.43) on December 29, 2006, the last trading day of fiscal year 2006.

Option Exercises and Stock Vested

The following table sets forth certain information with respect to stock vested during the fiscal year ended December 31, 2006 with respect to the named executive officers.

Option Exercises and Stock Vested

Fiscal Year 2006

Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
J. Frank Harrison, III	20,000	(1)	$860,000	(2)

(1)	This amount reflects the number of shares of Class B Common Stock acquired upon vesting in fiscal year 2006 under Mr. Harrison’s restricted stock award. See “—Summary of Compensation and Grants of Plan-Based Awards—Restricted Stock Award Agreement” for additional information.

(2)	This amount reflects the number of shares acquired upon vesting multiplied by the market value of our Common Stock ($43.00) on the vesting date of January 2, 2006.

Retirement Plans

Until June 30, 2006, we maintained a traditional, tax-qualified pension plan (the “Pension Plan”) for the majority of our non-union employees, including the named executive officers. Subsequent to June 30, 2006, no new participants have been added to the plan and the benefits under the plan for existing participants were frozen. We also maintain a supplemental nonqualified retirement plan (the “Officer Retention Plan”) for certain key executives, including the named executive officers. The following table sets forth certain information regarding the Pension Plan and Officer Retention Plan for fiscal year 2006.

Pension Benefits for Fiscal Year 2006

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
J. Frank Harrison, III	Pension Plan	30	$423,358	—
	Officer Retention Plan	16	6,886,258	—

William B. Elmore	Pension Plan	22	271,453	—
	Officer Retention Plan	10	2,876,317	—

Henry W. Flint	Pension Plan	3	41,696	—
	Officer Retention Plan	3	656,566	—

Steven D. Westphal	Pension Plan	20	259,073	—
	Officer Retention Plan	6	575,000	—

Norman C. George	Pension Plan	24	309,927	—
	Officer Retention Plan	10	926,317	—

(1)	The amounts presented in this column represent the number of actual years the officer has been a participant in each plan. None of the named executive officers have been given credit under the plans for years of service in addition to their actual years of service.

(2)	The amounts presented in this column reflect the present value of each named executive officer’s accumulated benefits under the plans. See pages 80 to 87 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for a description of the valuation method and material assumptions applied in quantifying the actuarial present values of the accrued benefits under the Pension Plan. The present value of each named executive officer’s accumulated benefits under the Officer Retention Plan is determined in accordance with the terms of the Officer Retention Plan, as discussed below.

Pension Plan.    The Pension Plan is a traditional, tax-qualified defined benefit plan. The benefits under the plan were frozen on June 30, 2006, and subsequent to that date no additional employees may become participants in the plan and there will be no further accrual of benefits under the plan. As of June 30, 2006, all employees, including the named executive officers, became fully vested in their accrued benefits under the plan.

Each participant’s accrued benefit is determined based on the participant’s “average compensation,” which is defined under the plan as the average annual compensation for the highest five consecutive years between the participant’s initial date of employment and December 31, 2005 or, if a participant completed less than five years of service as of December 31, 2005, the participant’s average annual compensation prior to December 31, 2005. Because the plan is a tax-qualified pension plan, the maximum amount of average compensation under the terms of the plan was $220,000 in 2006. As of December 31, 2006, each of the named executive officers has the maximum average compensation of $220,000 for purposes of the plan and an accrued benefit equal to the amount reflected in the above table under “Present Value of Accumulated Benefit.”

Participants may retire at or after age 65 and receive their full benefit under the plan. Participants may also retire at age 55 with 10 years of service and receive a reduced retirement benefit.

Benefits are payable as a single life annuity or as a 50% joint and survivor annuity over the life of the participant and spouse unless an optional form of payment is elected. Available optional forms of payment are an annuity payable in equal monthly payments for 10 years and thereafter for life, or a 100% joint and survivor annuity over the lives of the participant and spouse or other beneficiary. Benefits of $5,000 or less may be distributed in a lump sum. If a participant dies before the participant begins to receive retirement benefits, any vested interest in the participant’s accrued benefit will be payable to the participant’s surviving spouse.

Officer Retention Plan.    The Internal Revenue Code limits the amounts of compensation that may be considered and the annual benefits that may be provided under the Pension Plan. As such, we maintain the Officer Retention Plan, which is a supplemental nonqualified defined benefit plan, to provide certain of our key executives, including the named executive officers, with retirement benefits in excess of IRS limitations as well as additional supplemental benefits.

Under the Officer Retention Plan, eligible participants, including the named executive officers, are entitled to the full amount of their accrued benefit under the plan upon reaching age 60, the normal retirement age under the plan. The amount of each participant’s normal retirement benefit is determined based on the participant’s position and level of responsibility, performance, and job tenure, and is specified in the participant’s individual agreement under the Officer Retention Plan.

Plan benefits are paid in the form of equal monthly installments over 10, 15 or 20 years, as elected by the participant at the time the participant first becomes eligible to participate in the Officer Retention Plan. If the participant fails to make an election, plan benefits are paid in equal monthly installments over 20 years. The monthly installment payment amount is computed using an 8% discount rate using simple interest compounded monthly.

The plan does not provide an early retirement benefit, but participants are eligible under certain circumstances to receive a benefit based on the vested accrued benefit upon death, total disability or severance. Participants are also eligible under certain circumstances to receive a benefit upon a change in control occurring before age 60. For more information regarding the benefits payable upon death, total disability, severance or a change in control, see “—Potential Payments Upon Termination or Change in Control” below.

As of December 31, 2006, the estimated annual retirement benefit payable at age 60 for each of the named executive officers was as follows: Mr. Harrison—$1,624,961 for 15 years; Mr. Elmore—$1,150,617 for 10 years; Mr. Flint—$338,252 for 15 years; Mr. Westphal—$287,654 for 10 years and Mr. George—$287,654 for 10 years.

Deferred Compensation

Supplemental Savings Incentive Plan.    We maintain a nonqualified deferred compensation plan (the “Supplemental Savings Incentive Plan”) for certain of our key executives, including the named executive officers. The following table sets forth information regarding the named executive officers’ individual accounts and benefits under the Supplemental Savings Incentive Plan for fiscal year 2006.

Nonqualified Deferred Compensation

for Fiscal Year 2006

Name	Executive Contribution in Fiscal Year 2006 ($)(1)	Company Contributions in Fiscal Year 2006 ($)(2)	Aggregate Earnings in Fiscal Year 2006 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2006 ($)(4)
J. Frank Harrison, III	$45,509	$120,816	$218,933	—	$1,963,499
William B. Elmore	37,016	99,412	413,185	—	3,653,501
Henry W. Flint	76,130	61,625	19,625	—	221,997
Steven D. Westphal	36,698	61,116	111,044	—	1,008,039
Norman C. George	—	49,653	181,873	—	1,641,275

(1)	All amounts reflected in this column are also reported in the “Salary” column of the Summary Compensation Table.

(2)	All amounts reflected in this column are also reported in the “All Other Compensation” column of the Summary Compensation Table.

(3)	Of the amounts reported in this column, the following amounts are reported as above-market earnings on deferred compensation in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table: Mr. Harrison—$39,223, Mr. Elmore—$76,700, Mr. Flint—$2,654, Mr. Westphal—$20,321 and Mr. George—$30,109.

(4)	Of the amounts reported in this column, the following amounts have been reported in the Summary Compensation Tables of our proxy statements for previous years: Mr. Harrison—$802,663, Mr. Elmore—$1,293,690, Mr. Flint—$60,479, Mr. Westphal—$0 and Mr. George—$194,557.

Participants in the Supplemental Savings Incentive Plan may elect to defer up to 50% of their annual salary and 100% of their annual bonus. At the time of deferral, the participant also elects the payment timing and method for such deferrals and any related matching contributions.

Prior to 2006, we matched 30% of the first 6% of salary (excluding bonus) deferred. Beginning in 2006, we are required to match 50% of the first 6% of salary (excluding bonus) deferred. We may also make discretionary contributions to participants’ accounts, which may be intended to offset the reductions in maximum benefits payable under the plan or other qualified plans that we sponsor. For 2006, 2007 and 2008, we are also required to make additional contributions, which we refer to as “transition contributions,” based on our overall level of achievement under the Annual Bonus Plan, as described under “—Summary of Compensation and Grants of Plan-Based Awards—Annual Bonus Plan” above. Transition contribution amounts are computed as follows:

Overall Goal Achievement Factor Under Annual Bonus Plan	Transition Contribution Amount (% of Annual Salary)
0 to 79%	10%
80%	20%
107.5%	30%
115%	40%

Participants are immediately vested in all amounts of salary and bonus deferred by them under the plan. Our contributions to participants’ accounts, other than transition contributions, vest in 20% annual increments and become fully vested upon the completion of five years of service. Transition contributions vest in 20% annual increments from December 31, 2006 to December 31, 2010. All contributions made by us, including transition contributions, become fully vested upon retirement, death or a change in control.

Amounts deferred by participants and contributions made by us prior to 2006 are deemed invested in either a “fixed benefit option account” or a “pre-2006 supplemental account,” at the election of the participant. Balances in the fixed benefit option accounts earn interest at an annual rate of up to 13% (depending on the event requiring distribution and the participant’s age, years of service and initial year of participation in the plan). For named executive officers with fixed benefit option accounts, the amounts reported in the above table under “Aggregate Earnings in Fiscal Year 2006” and “Aggregate Balance at December 31, 2006” were calculated assuming the maximum annual return of 13%.

Amounts deferred by participants and contributions made by us (other than transition contributions) after 2005 are deemed invested in a “post-2005 supplemental account.” Transition contributions are deemed invested in a “transition contribution account.” Balances in pre-2006 supplemental accounts, post-2005 supplemental accounts and transition contribution accounts are deemed invested by participants in investment choices that are made available by us, which are similar to the choices available under our 401(k) Savings Plan.

Balances in the fixed benefit option accounts, pre-2006 supplemental accounts and transition accounts become payable, as elected by a participant during the special 2005 election period or, if later, at the time the participant is first eligible to participate in the plan, upon “termination of employment” or as of a date designated by the participant that may not be before the calendar year in which the participant attains age 55 and not later than the calendar year in which the participant attains age 70. Amounts in the post-2005 supplemental accounts may be distributed, as elected by a participant, upon “termination of employment” or at a date designated by the participant that is at least 2 years after the year in which the salary deferral or other contribution was made and not later than the calendar year in which the participant attains age 70. A “termination of employment” occurs upon the later of (1) a participant’s severance, retirement or attainment of age 55 while totally disabled and, (2) at the election of the plan administrator, the date when the employee is no longer receiving severance benefits.

Balances in the fixed benefit option accounts, pre-2006 supplemental accounts and transition accounts are payable in equal monthly installments over 10 or 15 years, at the election of the participant. The monthly payment amount with respect to a fixed benefit option account is calculated using a discount rate that is equal to the applicable rate of interest on the account, as described above. The monthly payment amount with respect to a pre-2006 supplemental account or a transition account is calculated by dividing the vested account balance by the number of remaining monthly payments. Balances in the post-2005 supplemental accounts are payable in either a lump sum or in monthly installments over a period of 5, 10 or 15 years, at the election of the participant. The monthly payment with respect to a post-2005 supplemental account is calculated by dividing the vested account balance by the number of remaining monthly payments.

In the event of death or a change in control, all account balances become payable in either a single lump sum or in equal monthly installments over a period of 5, 10 or 15 years, at the election of the participant. In each case, the account balances and monthly payments are generally computed in the same manner as described above, except participants are deemed fully vested in their account balances, and, in the case of a change in control, balances and monthly payments with respect to fixed benefit accounts are computed using the maximum 13% rate of return and 13% discount rate, respectively. In the event of a change in control in a year for which a transition contribution is required, each participant would receive a pro rata transition contribution based on 20% of the participant’s annual salary. For additional information regarding the estimated amounts that would be payable to each of the named executive officers upon a termination of employment, death or change in control, see “—Potential Payments Upon Termination or Change in Control” below.

A participant may also request to receive a distribution of benefits from the plan on account of an “unforeseeable emergency.” Any such request must be approved by the plan administrator.

Any distribution is made in a lump sum. An “unforeseeable emergency” occurs if a participant incurs a severe financial hardship as a result of (i) a sudden and unexpected illness or accident of the participant or dependent, (ii) a loss of property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the participant’s control, and the financial hardship cannot be met through reimbursement or compensation by insurance or liquidation of the participant’s assets.

Potential Payments Upon Termination or Change in Control

We have agreed to provide certain of our executive officers, including the named executive officers, with certain payments in connection with their termination of employment or a change in control of our company. The following is a description of those arrangements with respect to the named executive officers.

Officer Retention Plan.    The Officer Retention Plan is a supplemental nonqualified retirement plan. Each of the participants, including the named executive officers, is entitled to retirement benefits under the Officer Retention Plan as described above under “—Retirement Benefits—Officer Retention Plan.” In addition, each of the participants is also entitled to certain payments upon severance, death, total disability or a change in control.

Accrued benefits under the Officer Retention Plan increase with each year of participation as set forth in each participants’ individual agreement under the plan, until the normal retirement age of 60. The amounts set forth in the individual agreements are determined based on a participant’s position and level of responsibility, performance and job tenure.

In the event of death or total disability, a participant becomes fully vested in the amount of the participant’s accrued benefit as of the date of the event. The death benefit is payable in a single lump sum. The total disability benefit is paid in the form of equal monthly installments over 10, 15 or 20 years, as elected by the participant at the time the participant is first eligible to participate in the plan. The amount of the monthly payment is computed using an 8% discount rate using simple interest compounded monthly.

Upon severance for any other reason, except “termination for cause,” a participant’s accrued benefit as of the date of the termination of employment will be 50% vested until age 50, with the vesting percentage increasing by 5% each year thereafter until fully vested at age 60. The severance benefit is paid in the form of equal monthly installments over 10, 15 or 20 years, as elected by the participant at the time the participant is first eligible to participate in the plan. The amount of the monthly payment is computed using an 8% discount rate using simple interest compounded monthly.

All rights to any benefits under the plan are forfeited if a participant is terminated for cause. A “termination for cause” occurs upon termination for:

(a)	commission of an act of embezzlement, dishonesty, fraud, gross neglect of duties or disloyalty;

(b)	commission of a felony or other crime involving moral turpitude or public scandal;

(c)	alcoholism or drug addiction; or

(d)	improper communication of confidential information.

In the event of a “change in control” of our company, a participant is entitled to a change in control benefit, which is equal to the accrued retirement benefit the participant would have received as of the participant’s normal retirement date of age 60. The change in control benefit is payable in a single lump sum or in equal monthly installments over 10, 15 or 20 years, as elected by the participant when the participant is first eligible to participate in the plan. The participant may elect to have the change in control benefit paid or commence to be paid as of the first of the third month following the change in control or any time thereafter. If a participant elects an installment option, the amount of the monthly installment payment is computed using an 8% discount rate using simple interest compounded monthly. For purposes of the Officer Retention Plan, a “change in control” occurs in the following circumstances:

(a)	when a person or group other than the Harrison family acquires shares of our capital stock having the voting power to designate a majority of the Board of Directors;

(b)	when a person or group other than the Harrison family acquires or possesses shares of our capital stock having power to cast (i) more than 20% of the votes regarding the election of the Board of Directors and (ii) a greater percentage of the votes regarding the election of the Board of Directors than the shares owned by the Harrison family;

(c)	upon the sale or disposition of all or substantially all of our assets and the assets or our subsidiaries outside the ordinary course of business other than to a person or group controlled by us or the Harrison family; or

(d)	upon a merger or consolidation of our company with another entity where we are not the surviving entity.

The following table sets forth the estimated payments that would have been payable under the Officer Retention Plan to each of the named executive officers, assuming that each of the above covered events occurred on December 29, 2006, the last business day of our fiscal year 2006:

Estimated Payments under Officer Retention Plan

Name	Severance, other than for Retirement, Death, Disability, or Termination for Cause	Death	Total Disability	Change in Control

J. Frank Harrison, III	$38,821 per month for 180 months	A lump sum of $6,886,258	$64,703 per month for 180 months	A lump sum of $14,411,990

William B. Elmore	$18,961 per month for 120 months	A lump sum of $2,876,317	$34,474 per month for 120 months	$95,885 per month for 120 months

Henry W. Flint	$3,701 per month for 180 months	A lump sum of $656,566	$6,169 per month for 180 months	$35,957 per month for 120 months

Steven D. Westphal	$3,790 per month for 120 months	A lump sum of $575,000	$6,892 per month for 120 months	$23,971 per month for 120 months

Norman C. George	$6,106 per month for 120 months	A lump sum of $926,317	$11,102 per month for 120 months	$23,971 per month for 120 months

Under the Officer Retention Plan, each participant has generally agreed not to compete with us or our subsidiaries while employed by us or for a period of three years after termination from employment for any reason. The non-compete provision does not apply to actions occurring after both a termination of employment and a change in control.

Supplemental Savings Incentive Plan. The Supplemental Savings Incentive Plan is a nonqualified deferred compensation plan that we provide for certain of our key executives, including the named executive officers. For a description of the terms and conditions of the plan, see “—Deferred Compensation” above.

Under the Supplemental Savings Incentive Plan, the named executive officers are entitled to certain payments upon termination of employment, death or a change in control. A “termination of employment” generally occurs upon a participant’s severance, retirement or attainment of age 55 while totally disabled. The definition of a “change in control” is the same definition used for the Officer Retention Plan, as described above.

The following table presents the estimated payments that would be payable under the Supplemental Savings Incentive Plan to the named executive officers assuming each covered event occurred on December 29, 2006, the last business day of our fiscal year 2006.

Estimated Payments under Supplemental Savings Incentive Plan

Name	Severance(1)	Total Disability or Retirement(2)	Death(3)	Change in Control(3)
J. Frank Harrison, III	$11,894 per month for 180 months; and $751 per month for 120 months	—	$22,892 per month for 180 months	$22,892 per month for 180 months

William B. Elmore	A lump sum of $59,236; and $30,072 per month for 120 months	—	$43,688 per month for 180 months	$53,288 per month for 60 months

Henry W. Flint	$1,833 per month for 120 months	—	$2,703 per month for 120 months	$2,703 per month for 120 months

Steven D. Westphal	$6,285 per month for 180 months; and $510 per month for 60 months; and $57 per month for 120 months	—	$11,856 per month for 180 months	$11,856 per month for 180 months

Norman C. George	$14,668 per month for 120 months; and $366 per month for 60 months	—	$22,222 per month for 120 months	$22,222 per month for 120 months

(1)	Earnings and monthly payment amounts with respect to fixed benefit option account balances were calculated at the applicable rate of 8%.

(2)	As of December 29, 2006, none of the named executive officers had attained the minimum age required for receiving retirement or total disability benefits.

(3)	Earnings and monthly payment amounts with respect to fixed benefit option account balances were calculated using the maximum 13% rate of return and maximum 13% discount rate, respectively.

Restricted Stock Award Agreement. Mr. Harrison has a restricted stock award with respect to 200,000 shares of our Class B Common Stock. See “—Summary of Compensation and Grants of Plan Based Awards—Restricted Stock Award Agreement” above.

If there is a “change in control” of our company during the term of his Restricted Stock Award Agreement, Mr. Harrison will become immediately vested in 20,000 shares of restricted stock. We would also be required to reimburse Mr. Harrison for the income taxes related to the vesting of the restricted stock. For purposes of the Restricted Stock Award Agreement, a “change in control” occurs if the Harrison family does not hold more than 50% of the total voting power of our voting stock.

If a change in control of our company had occurred on December 29, 2006, Mr. Harrison would have become vested in 20,000 shares of restricted stock (valued at $1,368,600). In addition, he would have received a payment of $1,026,570 for the reimbursement of income taxes related to the vesting of the shares.

DIRECTOR COMPENSATION

The following table sets forth information regarding the compensation of our Board of Directors for fiscal year 2006.

Director Compensation for Fiscal Year 2006

Name	Fees Earned or Paid in Cash ($)(1)	All Other Compensation ($)		Total ($)
H. W. McKay Belk	$57,250	—		$57,250
Sharon A. Decker	48,500	—		48,500
William B. Elmore	—	—		—
James E. Harris	48,500	—		48,500
J. Frank Harrison, III	—	—		—
Deborah S. Harrison	—	—		—
Ned R. McWherter	38,500	—		38,500
John W. Murrey III	38,500	—		38,500
Robert D. Pettus, Jr.	—	370,927	(2)	370,927
Carl Ware	38,500	—		38,500
Dennis A. Wicker	57,250	—		57,250

(1)	The amounts shown in this column represent the aggregate amounts of all fees earned or paid in cash for services as a director in fiscal year 2006.

(2)	This amount reflects consulting fees and other benefits paid under the terms of a consulting agreement, as described below. The amounts paid under the consulting agreement consist of (a) consulting fees—$350,000, (b) income tax reimbursements—$10,651, (c) country club dues—$10,181 and (d) personal use of company aircraft—$95.

The independent members of our Board of Directors and the designee of The Coca-Cola Company (as described below under the caption “Certain Transactions—Transactions with

The Coca-Cola Company—Stock Rights and Restrictions Agreement”) are paid $30,000 as an annual retainer, $1,500 for each meeting of the Board of Directors attended and $1,250 for each Committee meeting attended. The Chairman of the Audit Committee, the Chairman of the Compensation Committee and the Lead Independent Director receive an additional retainer of $7,500, $5,000 and $2,500 per year, respectively. In 2006, Messrs. Belk, Harris and Wicker and Ms. Decker were also paid $5,000 each for their services on a Special Committee of the Board of Directors.

Under our Director Deferral Plan, directors who are not also employees of our company may defer payment of all or a portion of their annual retainer and meeting fees until they no longer serve on the Board of Directors. Fees deferred are deemed to be invested in certain investment choices selected by the directors, which are similar to the choices available to our employees generally under our tax-qualified 401(k) Savings Plan. Upon resignation or retirement, a participating director will be entitled to receive a cash payment based upon the amount of fees deferred and the investment return on the selected investment. If a director’s service terminates prior to age 65, amounts accrued under his or her account are paid out in a single cash payment. If a director’s service terminates at or after age 65, amounts accrued under his or her account are paid out, at the election of the director, either in a single cash payment or in ten equal annual installments (with an imputed 8% return on the deferred installments).

On March 1, 2005, we entered into a consulting agreement with Mr. Pettus, who served as an officer of our company in various capacities from 1984 to 2005 and is currently the Vice Chairman of the Board of Directors. Pursuant to the consulting agreement, Mr. Pettus agreed to assist us with our stewardship programs and the on-going development and fostering of our customer and officer relationships and to assist our management with major projects and the general oversight and guidance of our company. Mr. Pettus received a fee of $350,000 per year and reimbursement for annual country club dues during the term of the agreement. The agreement did not modify the retiree benefits to which Mr. Pettus is otherwise entitled. The agreement terminated on February 28, 2007 in accordance with its terms.

BENEFICIAL OWNERSHIP OF MANAGEMENT

The following table presents certain information as of March 14, 2007 regarding the beneficial ownership of our Common Stock and Class B Common Stock by the directors, the nominees for director and the named executive officers in the Summary Compensation Table and by all of the directors, nominees for director and executive officers as a group. Information concerning beneficial ownership of the Common Stock and Class B Common Stock by Mr. Harrison is presented above under the caption “Principal Stockholders” and is not included in the following table.

Name	Class(1)	Amount and Nature of Beneficial Ownership		Percentage Of Class
H.W. McKay Belk	Common Stock	520	(2)	*
Sharon A. Decker	Common Stock	0		—
William B. Elmore	Common Stock	1,000	(3)	*
Henry W. Flint	Common Stock	0		—
James E. Harris	Common Stock	0		—
Norman C. George	Common Stock	0		—
Deborah S. Harrison	Common Stock	0	(4)	—
Ned R. McWherter	Common Stock	1,000		*
John W. Murrey III	Common Stock	1,000		*
Robert D. Pettus, Jr.	Common Stock	0		—
Steven D. Westphal	Common Stock	0		—
Carl Ware	Common Stock	0		—
Dennis A. Wicker	Common Stock	0		—
Directors, nominees for director and executive officers as a group (excluding Mr. Harrison) (21 persons)	Common Stock	3,525		*

*	Less than 1% of the outstanding shares of such class.

(1)	None of such persons other than Ms. Harrison beneficially owns any shares of Class B Common Stock.

(2)	Includes 300 shares held by Mr. Belk as custodian for certain of his children.

(3)	Held jointly with his wife.

(4)	Excludes 535,178 shares of Class B Common Stock held by the JFH Family Limited Partnership – DH1 and 78,595 shares of Class B Common Stock held by a trust for the benefit of Ms. Harrison. Ms. Harrison has no voting or investment power with respect to such shares.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of December 31, 2006, concerning our one outstanding equity compensation arrangement.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	60,000	0	0
Equity compensation plans not approved by security holders	—	—	—

Total	60,000	0	0

(1)	Relates to the restricted stock agreement with J. Frank Harrison, III that was approved by our stockholders on May 12, 1999. See “Executive Compensation—Summary of Compensation and Grants of Plan-Based Awards—Restricted Stock Award Agreement” and “Executive Compensation—Outstanding Equity Awards” above for additional information.

PROPOSAL 2:

APPROVAL OF AMENDED AND RESTATED ANNUAL BONUS PLAN

Approval Proposal

On December 7, 2006, the Compensation Committee of the Board of Directors adopted, subject to stockholder approval, the Coca-Cola Bottling Co. Consolidated Annual Bonus Plan (the “Annual Bonus Plan”). The Annual Bonus Plan amends and restates our existing Annual Bonus Plan, which is described above under “Executive Compensation—Summary of Compensation and Grants of Plan-Based Awards—Annual Bonus Plan.”

The Board of Directors is submitting the Annual Bonus Plan, as amended and restated, to our stockholders for approval of the material terms pursuant to which performance based compensation is to be paid under the Annual Bonus Plan. Our stockholders must approve these terms to enable all compensation paid to “covered employees” pursuant to the Annual Bonus Plan to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). Upon approval by the stockholders, such payments will be exempt from the provisions of Section 162(m) that would otherwise deny us a federal income tax deduction for compensation expense to the extent that aggregate compensation payments to any “covered employee” exceed $1 million in any fiscal year. Section 162(m) defines the term “covered employee” to mean our Chief Executive Officer and the four other most highly compensated executive officers for the last completed fiscal year.

The Board is proposing that our stockholders approve the employees eligible to receive bonuses under the Annual Bonus Plan, the business criteria and general formula used to calculate the amount of the bonuses and the maximum amount that may be paid to any individual participant in the Annual Bonus Plan for any single fiscal year.

The primary purpose for amending the Annual Bonus Plan was to change the performance measures used in calculating incentive awards under the plan to measures that are better aligned with our strategic objectives. The amendments to the Annual Bonus Plan also (i) provide that the indexed performance factor will be automatically set at 1.5 for each of the named executive officers (rather than 1.2 as required under the existing bonus plan) in order to provide more flexibility for recognizing exceptional individual performance, (ii) provide for the payment of a prorated incentive award upon death, total disability, retirement or a change in control and (iii) eliminate a provision in the existing bonus plan that made the payment of incentive awards contingent upon our compliance with all material aspects of our bottling contracts with The Coca-Cola Company. The full text of the Annual Bonus Plan, as amended and restated, is attached to this Proxy Statement as Appendix B.

Description of the Annual Bonus Plan

The purpose of the Annual Bonus Plan is to promote the best interests of our company and stockholders by providing key management employees with additional incentives to assist us in meeting and exceeding our business goals. We also believe the Annual Bonus Plan, as amended and restated, will better enable us to meet our objectives of providing compensation that is designed to motivate our executive officers to achieve our annual strategic and financial goals, provide a reasonable balance between fixed and performance-based elements of compensation and attract and retain officers with the skills that we need to be successful.

The Annual Bonus Plan is administered by the Compensation Committee of the Board of Directors or, at the discretion of the Compensation Committee, a subcommittee of the Compensation Committee consisting only of those members of the Compensation Committee who are “outside directors” for purposes of Section 162(m). The Compensation Committee will select participants (based on management recommendations) to be eligible to receive cash awards under the Annual Bonus Plan. The Compensation Committee is authorized to grant such cash awards to any officer, including officers who are directors, and to other employees who hold key positions. Approximately 22 employees, including each of the named executive officers, are currently participants in the Annual Bonus Plan. Directors who are not employees of our company are not eligible for participation in the Annual Bonus Plan.

The total cash bonus that may be awarded to a participant under the Annual Bonus Plan is determined by multiplying such participant’s base salary by three factors: (1) the participant’s Approved Bonus Percentage Factor; (2) the participant’s Indexed Performance Factor; and (3) an Overall Goal Achievement Factor.

The “Approved Bonus Percentage Factor” for each participant is determined by the participant’s position with our company and is based upon the relative responsibility and contribution to our performance attributed to such position. The maximum Approved Bonus Percentage factor for any participant is 100%.

The “Indexed Performance Factor” for each participant is determined by such participant’s actual performance during the fiscal year, as evaluated by the Compensation Committee at year end. In order to satisfy the requirements of Section 162(m) that all “performance-based compensation” be determined in accordance with an objective formula, the Annual Bonus Plan provides that the Indexed Performance Factor will be fixed at 1.5 for all participants who are “covered employees” under Section 162(m).

The “Overall Goal Achievement Factor” will be determined for each fiscal year by our performance in relation to annual goals established by the Compensation Committee for three selected performance measures. These measures are (1) revenue; (2) earnings before interest and taxes; and (3) net debt reduction. The measures are weighted each year based on the Compensation Committee’s determination of the relative importance of a particular measure for a given year. The Overall Goal Achievement Factor will be calculated by multiplying the weightage factor (ranging from 0% to 100% for each performance measure as determined by the Compensation Committee) by the goal achievement percentage for the level of performance achieved with respect to each performance measure.

The level of performance achieved with respect to each performance measure will be determined after taking into account (1) any gains or losses from the sale of assets outside the ordinary course of business; (2) any gains or losses from discontinued operations, (3) any extraordinary gains or losses; (4) the effects of accounting changes; (5) any unusual, nonrecurring, transition, one-time or similar items or charges; (6) the diluted impact of goodwill on acquisitions; and (7) any other items that the Committee determines; provided, however, that for awards intended to qualify as “performance-based compensation” under Section 162(m), the Committee shall specify the items to be excluded in writing at the time such an award is granted.

If the Compensation Committee determines that a change in our business, operations, corporate structure or capital structure or the manner in which we conduct our business or other events or circumstances render the performance measures unsuitable, the Committee may modify the performance measures or the related minimum acceptable level of achievement under the Annual Bonus Plan unless such action would result in the loss of an otherwise available exemption of the bonus award under Section 162(m).

Although the formula described above permits a precise, objective calculation of the annual bonuses to be paid to each participant, the Compensation Committee has discretion to decrease or eliminate awards under the Annual Bonus Plan. In accordance with Section 162(m), the Compensation Committee’s discretionary authority may only be exercised in a manner which reduces, rather than increases, the amount of any participant’s bonus award as calculated in accordance with such formula. In no event will any individual participant receive a bonus under the Annual Bonus Plan for any single fiscal year in excess of $1 million.

Payment of cash awards under the Annual Bonus Plan with respect to a fiscal year will be made no later than March 15 of the following fiscal year, after the Compensation Committee has determined the level of attainment with respect to the performance goals. In addition, the Compensation Committee may provide for the deferred payment of any bonus award in accordance with procedures established by the Compensation Committee, our Supplemental Savings Incentive Plan or any other plan providing for deferred compensation, and in accordance with Section 409A of the Internal Revenue Code. Except as provided below, participants must be actively employed by us on the last day of the applicable fiscal year in order to receive a bonus payment. The Compensation Committee has discretion to approve a prorated award for any employee who assumes a key position with our company during the fiscal year, provided that any such participant has been employed by us for at least three calendar months during the fiscal year.

In the event of the total disability, retirement or death of any participant during any fiscal year, and in the event of the subsequent attainment of the performance goals applicable to such participant, such participant will be entitled to a pro rata bonus based on the portion of the fiscal year completed by the participant. In the event of a “change in control,” each participant will be entitled to receive a pro rata portion of the participants award for the fiscal year, based on the portion of the fiscal year completed, assuming that a Goal Achievement Factor of 100% has been earned as of the date of the change in control.

The term “retirement” is defined in the Annual Bonus Plan as a participant’s termination of employment other than on account of death and:

(a)	after attaining age 60;

(b)	after attaining age 55 and completing 20 years of service; or

(c)	as the result of total disability.

For purposes of the Annual Bonus Plan, a “change in control” will occur in the following circumstances:

(a)	when a person or group other than the Harrison family acquires shares of our capital stock having the voting power to designate a majority of the Board of Directors;

(b)	when a person or group other than the Harrison family acquires or possesses shares of our capital stock having power to cast (i) more than 20% of the votes regarding the election of the Board of Directors and (ii) a greater percentage of the votes regarding the election of the Board of Directors than the shares owned by the Harrison family;

(c)	upon the sale or disposition of all or substantially all of our assets and the assets or our subsidiaries outside the ordinary course of business other than to a person or group controlled by us or the Harrison family; or

(d)	upon a merger or consolidation of our company with another entity where we are not the surviving entity.

If a participant’s employment is terminated for any reason, other than total disability, retirement, death or a change in control of our company, the participant will forfeit any right to an award under the Annual Bonus Plan. In unusual circumstances, however, the Compensation Committee may waive such forfeiture in its sole discretion.

The Compensation Committee is authorized to amend, modify or terminate the Annual Bonus Plan retroactively at any time, in part or in whole, in any manner that would not cause payments to “covered employees” under the Annual Bonus Plan to cease to qualify as “performance-based compensation” under Section 162(m). Any amendment that would cause payments to “covered employees” under the Annual Bonus Plan to cease to qualify as “performance-based compensation” under Section 162(m) requires the approval of our full Board of Directors.

On February 28, 2007, the Compensation Committee assigned Approved Bonus Percentage Factors for the participants in the Annual Bonus Plan. The following Approved Bonus Percentage Factors were assigned to the named executive officers: Mr. Harrison—100%, Mr. Elmore—100%, Mr. Flint—60%, Mr. Westphal—60% and Mr. George—50%. The Compensation Committee also assigned the following weights to the performance measures:

Performance Measure	Assigned Weight
Revenue	20%
Earnings Before Interest and Taxes	50%
Net Debt Reduction	30%

For fiscal year 2007, the Compensation Committee set the target performance goal for net debt reduction at $25 million. The target performance goals for revenue and earnings before interest and taxes were set at aggressive levels designed to award exceptional achievement in relation to our recent historical performance.

In accordance with Section 162(m), payments of any future awards under the Annual Bonus Plan are subject to receipt of approval of the material terms pursuant to which performance-based compensation is to be paid under the Annual Bonus Plan by our stockholders to the extent that the deductibility of such payments would be limited by Section 162(m).

Required Vote and Recommendation

The affirmative vote of holders of a majority of the total votes of our Common Stock and Class B Common Stock present in person or by proxy and entitled to vote on the proposal at the 2007 Annual Meeting of Stockholders, voting together as a single class, is required to approve the Annual Bonus Plan.

The Board of Directors recommends that the stockholders vote FOR the approval of the Annual Bonus Plan.

PROPOSAL 3:

APPROVAL OF LONG-TERM PERFORMANCE PLAN

Approval Proposal

On December 7, 2006, the Compensation Committee adopted the Coca-Cola Bottling Co. Consolidated Long-Term Performance Plan, effective January 1, 2007 (the “Long-Term Performance Plan” or the “Plan”), and directed that the Plan be submitted to our stockholders for approval at the 2007 Annual Meeting of the Stockholders.

Under Section 162(m) of the Internal Revenue Code, our stockholders must approve the material terms of the Long-Term Performance Plan to enable all compensation paid to “covered employees” pursuant to the Plan to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code. Upon approval by our stockholders, such payments will be exempt from the provisions of Section 162(m) that would otherwise deny us a federal income tax deduction for compensation expense to the extent that aggregate compensation payments to any “covered employee” exceed $1 million in any fiscal year. Section 162(m) defines the term “covered employee” to mean our Chief Executive Officer and the four other most highly compensated executive officers for the last completed fiscal year.

The Board of Directors is submitting the Long-Term Performance Plan to our stockholders for approval. Specifically, the Board is proposing that our stockholders approve the employees eligible to receive bonuses under the Long-Term Performance Plan, the performance measures and general formula used to calculate the amount of the bonuses and the maximum amount that may be paid to any individual participant in the Plan for any bonus award. The full text of the Long-Term Performance Plan is attached to this Proxy Statement as Appendix C.

Description of the Long-Term Performance Plan

The purposes of the Long-Term Performance Plan are to (1) recognize and reward certain officers and employees for achieving performance goals consistent with our long-term business plans and (2) promote our ability to hire and retain management talent by ensuring that total pay opportunities remain competitive yet affordable. We also believe the Long-Term Performance

Plan will enable us to better meet the objectives of our executive officer compensation program, as described above under “Executive Compensation—Compensation Discussion and Analysis—Long-Term Performance Incentives.” To accomplish these purposes, the Plan provides for periodic grants of cash awards to be earned over performance periods covering multiple years.

The Long-Term Performance Plan is administered by the Compensation Committee of the Board of Directors or, at the discretion of the Compensation Committee, a subcommittee of the Compensation Committee consisting only of those members of the Compensation Committee who are “outside directors” for purposes of Section 162(m). The Compensation Committee selects participants to be eligible to receive bonus awards under the Plan. The Compensation Committee is authorized to grant bonus awards to any employee who performs services for us on a substantially full-time basis. Directors who are not employees of our company are not eligible to participate in the Long-Term Performance Plan. The Compensation Committee has not selected the participants for the initial performance period under the Long-Term Performance Plan.

Bonus awards may be granted by the Compensation Committee at any time within 90 days of the beginning of each performance period. With respect to any bonus award, the Compensation Committee will establish dollar amounts to which a participant shall be entitled upon attainment of applicable performance measures. With respect to each performance measure, the Compensation Committee will establish (1) a threshold level of performance under which the participant shall not be entitled to any bonus award payment, (2) a target level of performance at which the participant shall be entitled to the targeted payment under the bonus award, (3) a maximum level of performance at which the participant shall be entitled to the maximum payment under the bonus award, (4) the calculation methods to be used for the performance period and (5) the relative weightings of the performance measures for the performance period. The performance measures established by the Compensation Committee are intended to satisfy the “objective compensation formula” requirements of Section 162(m). No participant will be eligible to earn a bonus award for any performance period in excess of $1 million.

Bonus awards made under the Long-Term Performance Plan will be made based on the relative achievement of performance measures as determined by the Compensation Committee. The Compensation Committee may describe performance measures in terms of our company-wide objectives or objectives that are related to the performance of the individual participant or of the subsidiary, division, department, region or function in which the participant is employed. In addition, performance measures may be established relative to the performance of other companies. The performance measures applicable to any bonus award to a covered employee will be based on specific levels of achievement, as determined by the Compensation Committee, with respect to: (1) revenue; (2) earnings per share; (3) return on total assets; and (4) net debt/operating cash flow.

The level of performance achieved with respect to each performance measure will be determined after taking into account (1) any gains or losses from the sale of assets outside the ordinary course of business; (2) any gains or losses from discontinued operations, (3) any extraordinary gains or losses; (4) the effects of accounting changes; (5) any unusual, nonrecurring, transition, one-time or similar items or charges; (6) the diluted impact of goodwill on acquisitions; and (7) any other items that the Committee determines; provided, however, that for bonus awards intended to qualify as “performance-based compensation” under Section 162(m), the Committee shall specify the items to be excluded in writing at the time such bonus award is granted.

If the Compensation Committee determines that a change in our business, operations, corporate structure or capital structure or the manner in which we conduct our business or other events or circumstances render the performance measures unsuitable, the Committee may modify the performance measures or the related minimum acceptable level of achievement under the Long-Term Performance Plan unless such action would result in the loss of an otherwise available exemption of the bonus award under Section 162(m).

To promote long-term performance, the Committee will establish a multi-year period with which to evaluate performance, which will be at least two fiscal years in duration and commence on the first day of a fiscal year. Additionally, a new performance period may commence each fiscal year. In its discretion, the Compensation Committee may also grant successive bonus awards with overlapping performance periods to any participant.

Bonus award payments will be paid in cash no later than March 15 following the end of the applicable performance period, after the Compensation Committee has determined the level of attainment with respect to the performance goals. In addition, the Compensation Committee may provide for the deferred payment of any bonus award in accordance with procedures established by the Compensation Committee, our Supplemental Savings Incentive Plan or any other plan providing for deferred compensation, and in accordance with Section 409A of the Internal Revenue Code. Except as provided below, participants must be employed by us through the end of a performance period in order to receive a bonus payment.

The Plan further provides that a pro rata portion of the participant’s bonus award shall be paid to the participant or his beneficiary in the event of total disability, retirement or death of such participant after completion of the first year of a performance period but prior to the end of such period and in the event of subsequent attainment of the applicable performance measures. In addition, if any change in control occurs prior to the end of a performance period, each participant will be entitled to receive a pro rata portion of the participant’s target bonus award, based on the portion of the performance period completed through the date of the change in control.

For purposes of the Plan, the definitions of “retirement” and “change in control” are identical to the definitions of those terms in the Annual Bonus Plan, as described above under

“Proposal 2: Approval of Amended and Restated Annual Bonus Plan.” If a participant’s employment is terminated for any reason, other than total disability, retirement, death or a change in control of our company, the participant will forfeit any right to an award under the Plan. In unusual circumstances, however, the Compensation Committee may waive such forfeiture in its sole discretion.

The Board of Directors or the Compensation Committee may at any time amend or terminate the Long-Term Performance Plan, in whole or in part, for any reason and without the consent of any participant or beneficiary.

In accordance with Section 162(m), payments of any future awards under the Long-Term Performance Plan are subject to the approval of the material terms of the Plan by our stockholders to the extent that the deductibility of such payments would be limited by Section 162(m). The Long-Term Performance Plan is effective as of January 1, 2007, subject to approval of the Plan by our stockholders. Directors who are not employees of our company are not eligible for any awards as participants under the Long-Term Performance Plan.

If the Long-Term Performance Plan is approved by the stockholders, we anticipate making initial awards under the plan in December 2007 or February 2008.

Required Vote and Recommendation

The affirmative vote of holders of a majority of the total votes of our Common Stock and Class B Common Stock present in person or by proxy and entitled to vote on the proposal at the 2007 Annual Meeting of Stockholders, voting together as a single class, is required to approve the Long-Term Performance Plan.

The Board of Directors recommends that the stockholders vote FOR the approval of the Long-Term Performance Plan.

PROPOSAL 4:

APPROVAL OF AMENDMENT TO CHIEF EXECUTIVE OFFICER’S

RESTRICTED STOCK AWARD

Approval Proposal

On February 28, 2007, the Compensation Committee of the Board of Directors approved, subject to stockholder approval, an amendment to the Restricted Stock Award Agreement with our Chief Executive Officer (the “Award Amendment”). The Award Amendment amends the Restricted Stock Award Agreement with J. Frank Harrison, III (the “Restricted Stock Agreement”), which was approved by the stockholders at our 1999 Annual Meeting of Stockholders and is described above under “Executive Compensation—Summary of Compensation and Grants of Plan-Based Awards—Restricted Stock Award Agreement.”

The primary purpose for amending the Restricted Stock Agreement is to change the performance measures used for determining the vesting of the last two 20,000 share installments of the restricted stock award under the agreement to measures that are better aligned with our strategic objectives. The performance measures and targets under the Award Amendment will be the same as the performance measures and targets under the amended Annual Bonus Plan, as described above under “Proposal 2: Approval of Amended and Restated Annual Bonus Plan.” The Award Amendment does not change the number of shares available for vesting or the vesting schedule under the Restricted Stock Agreement.

The Board of Directors is submitting the Award Amendment to our stockholders for approval of the material terms pursuant to which performance-based compensation is to be paid under the Restricted Stock Agreement. Our stockholders must approve these terms to enable all compensation paid pursuant to the Restricted Stock Agreement, as amended, to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code. Upon approval by the stockholders, such payments will be exempt from the provisions of Section 162(m) that would otherwise deny us a federal income tax deduction for compensation expense to the extent that aggregate compensation payments to any “covered employee” exceed $1 million in any fiscal year. Section 162(m) defines the term “covered employee” to mean our Chief Executive Officer and the four other most highly compensated executive officers for the last completed fiscal year. Accordingly, the Award Amendment is being submitted to our stockholders for approval pursuant to the requirements of Section 162(m). The Restricted Stock Agreement and the Award Amendment apply to our Chief Executive Officer and do not apply to any other officer or director.

Description of Restricted Stock Agreement and Award Amendment

On January 4, 1999, Mr. Harrison received a restricted stock award of 200,000 shares of our Class B Common Stock. Under the Restricted Stock Agreement, 20,000 shares of restricted stock are subject to vesting each year, beginning on the first day of our fiscal year 2000 and ending on the first day of our fiscal year 2009. The vesting of each 20,000 share increment of the award is subject to (i) Mr. Harrison’s continued employment on the vesting date and (ii) our achievement of at least 80% of the overall goal achievement factor for the performance measures under our Annual Bonus Plan. If we fail to achieve at least 80% of the overall goal achievement factor for any given year during the vesting period, then 20,000 shares of restricted stock for that year would not vest and that portion of the award would be cancelled. The award also requires cash payments by us to Mr. Harrison for the reimbursement of income taxes related to the vesting of restricted stock.

As of January 1, 2007, a total of 140,000 shares of the restricted stock have vested under the Restricted Stock Agreement with respect to fiscal year 2000 through fiscal year 2006 and 20,000 shares failed to vest and were cancelled with respect to fiscal year 1999. As of January 1, 2007, 40,000 shares of restricted Class B Common Stock remain subject to vesting under the Restricted Stock Agreement with respect to our performance in fiscal year 2007 through fiscal year 2008.

The Award Amendment does not change the number of shares available for vesting or the vesting schedule.

Under the Restricted Stock Agreement, the vesting of each 20,000 share increment is currently subject to our attainment of at least an 80% overall goal achievement factor for the six selected performance measures under our existing Annual Bonus Plan (the “Existing Bonus Plan”). These performance indicators consist of: (1) operating cash flow; (2) free cash flow; (3) net income; (4) unit volume; (5) market share and (6) value measure. As described above under “Proposal 2: Approval of Amended and Restated Annual Bonus Plan,” we are amending our Annual Bonus Plan (the “Amended Bonus Plan”), subject to stockholder approval, to change the performance measures used under the plan to measures that are better aligned with our strategic objectives. As such, the Award Amendment provides that Mr. Harrison’s remaining 40,000 shares of restricted stock will be subject to vesting, in annual 20,000 share increments, subject to our attainment of at least an 80% overall goal achievement factor for the new performance measures established under the Amended Bonus Plan. Other than changing the performance measures to be consistent with the performance measures under the Amended Bonus Plan, the Award Amendment makes no other changes to Mr. Harrison’s Restricted Stock Agreement.

The new performance measures under the Amended Bonus Plan are

(1)	revenue;

(2)	earnings before interest and taxes; and

(3)	net debt reduction.

The measures are weighted each year based on the Compensation Committee’s determination of the relative importance of a particular measure for a given year. The Overall Goal Achievement factor is calculated by multiplying the weightage factor (ranging from 0% to 100% for each performance measure as determined by the Compensation Committee) by the goal achievement percentage for the level of performance achieved with respect to each performance measure. The level of performance achieved with respect to each performance measure will be determined after taking into account (1) any gains or losses from the sale of assets outside the ordinary course of business; (2) any gains or losses from discontinued operations; (3) any extraordinary gains or losses; (4) the effects of accounting changes; (5) any unusual, nonrecurring, transition, one-time or similar items or charges; (6) the diluted impact of goodwill on acquisitions; and (7) any other items that the Committee determines; provided, however, that for awards intended to qualify as “performance-based compensation” under Section 162(m), the Committee shall specify the items to be excluded in writing at the time such an award is granted. For additional information regarding the Amended Bonus Plan, see “Proposal 2: Approval of Amended and Restated Annual Bonus Plan” above.

Mr. Harrison’s restricted stock award is administered by the Compensation Committee of the Board of Directors, which is comprised of three members who are “disinterested persons” within the meaning of Rule 16b-3 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and “outside directors” within the meaning of Section 162(m) and the regulations thereunder (including the transition rules of Treasury Regulations Section 1.162-27). The Compensation Committee interprets the provisions of the Restricted Stock Agreement and is responsible for determining whether the vesting conditions have been satisfied for each annual 20,000 share installment.

Unvested shares of the Class B Common Stock awarded under the Restricted Stock Agreement may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of in any manner.

The Restricted Stock Agreement allows restrictions with respect to each annual installment to be removed only upon the written certification of the Compensation Committee that the vesting conditions described above have been satisfied. Unvested portions of the restricted stock award would lapse without vesting if Mr. Harrison were to terminate his employment with us for any reason (including death or disability) prior to expiration of the ten year term.

During the period the restricted shares of Class B Common Stock are subject to forfeiture, Mr. Harrison is not entitled to receive dividends and other distributions on such stock and is not entitled to vote such stock on any matters submitted to stockholders.

The restricted stock award will terminate when all of the Class B Common Stock authorized for award thereunder has been issued and is no longer subject to forfeiture, unless terminated earlier by the Board of Directors or the Compensation Committee. The Board of Directors or the Compensation Committee may amend, suspend or terminate the Restricted Stock Agreement at any time without the approval of stockholders, except for amendments for which stockholder approval would be required to retain the benefits of Rule 16b-3 under the Exchange Act or Section 162(m).

In accordance with Section 162(m), the restricted stock awards under the Restricted Stock Agreement are subject to the approval of the material terms of such agreement by our stockholders to the extent that the deductibility of such payments would be limited by Section 162(m). The Award Amendment is effective as of January 1, 2007, subject to the approval of both the Amended Annual Bonus Plan and the Award Amendment by our stockholders. The full text of the Award Amendment is attached to this Proxy Statement as Appendix D. A copy of the Restricted Stock Agreement, as originally approved by the stockholders, is available as Annex A to our Proxy Statement for the 1999 Annual Meeting of Stockholders.

Relation to Proposal 2

If Proposal 2 relating to the approval of the performance measures under the Amended Bonus Plan is not approved, then the Award Amendment will not become effective and the approval of this Proposal 4 relating to the performance measures under the Restricted Stock Agreement would not satisfy the requirements of Section 162(m). Accordingly, the approval of Proposal 4 is conditioned upon the approval of Proposal 2.

Required Vote and Recommendation

The affirmative vote of holders of a majority of the total votes of our Common Stock and Class B Common Stock present in person or by proxy and entitled to vote on the proposal at the 2007 Annual Meeting of Stockholders, voting together as a single class, is required to approve the Award Amendment.

The approval of Proposal 4 is conditioned on the approval of Proposal 2. If Proposal 2 is not approved, the Award Amendment will not become effective even if this Proposal 4 is approved.

The Board of Directors recommends that the stockholders vote FOR the approval of the Award Amendment.

CERTAIN TRANSACTIONS

Transactions with The Coca-Cola Company

Concentrates and Syrups; Marketing Programs. Our business consists primarily of the production, marketing and distribution of soft drink products of The Coca-Cola Company, which is the sole owner of the secret formulas under which the primary components (either concentrates or syrups) of its soft drink products are manufactured. Accordingly, we purchase a substantial majority of our requirements of concentrates and syrups from The Coca-Cola Company in the ordinary course of our business. The prices of these concentrates and syrups are generally set by The Coca-Cola Company from time to time at its discretion. The following table summarizes the significant transactions between us and The Coca-Cola Company during fiscal year 2006:

Transactions	Amount (in millions)
Payments by us for concentrate, syrup, sweetener and other purchases	$341.7
Payments by us for customer marketing programs	46.6
Payments by us for cold drink equipment parts	6.0
Marketing funding support payments to us	22.9
Fountain delivery and equipment repair fees paid to us	8.8
Presence marketing funding support provided by The Coca-Cola Company on our behalf	4.2
Sale of energy products to The Coca-Cola Company	40.9

Piedmont Coca-Cola Bottling Partnership. On July 2, 1993, Piedmont Coca-Cola Bottling Partnership (the “Partnership”) was formed by one of our wholly-owned subsidiaries and a wholly-owned subsidiary of The Coca-Cola Company to distribute and market finished bottle, can and fountain beverage products under trademarks of The Coca-Cola Company and other third party licensors in portions of North Carolina, South Carolina, Virginia and Georgia. Initially, our company and The Coca-Cola Company each beneficially owned a 50% interest in the Partnership. We currently beneficially own a 77.3% interest in the Partnership and The Coca-Cola Company beneficially owns a 22.7% interest in the Partnership. The initial term of the Partnership is through 2018, subject to early termination as a result of certain events. Each partner’s interest is subject to certain limitations on transfer, rights of first refusal and other purchase rights upon the occurrence of specified events.

We manufacture and package products and manage the Partnership pursuant to a management agreement. In connection with the management agreement, we receive a fee based on total case sales, reimbursement for its out-of-pocket expenses and reimbursement for sales branch, divisional and certain other expenses. The term of the management agreement is through 2018, subject to early termination in the event of certain change in control events, a termination of the Partnership or a material default by either party. During fiscal year 2006, we received management fees of $21.7 million from the Partnership. We sell product at cost to the Partnership. These sales amounted to $77.1 million in fiscal year 2006. We sublease various fleet and vending equipment to the Partnership at cost. These sublease rentals amounted to $8.0 million in fiscal year 2006.

During 2002, we agreed to provide up to $195 million in revolving credit loans to the Partnership. The Partnership pays us interest on the loans at a rate equal to our average cost of funds plus 0.50% (7.74% at December 31, 2006). As of December 31, 2006, the aggregate outstanding principal balance of the loans was $89.5 million. The loan agreement was amended August 25, 2005 to extend the maturity date from December 31, 2005 to December 31, 2010 on terms comparable to the previous loan agreement.

Stock Rights and Restrictions Agreement. Pursuant to a Stock Rights and Restrictions Agreement dated January 27, 1989 (the “Rights and Restrictions Agreement”) with The Coca-Cola Company, The Coca-Cola Company agreed (a) not to acquire additional shares of Common Stock or Class B Common Stock except in certain circumstances and (b) not to sell or otherwise dispose of shares of Class B Common Stock without first converting them into Common Stock except in certain circumstances. The Coca-Cola Company granted us a right of first refusal with respect to any proposed disposition of any shares owned by it, and we granted The Coca-Cola Company certain registration rights with respect to such shares. The Coca-Cola Company further agreed that if its equity ownership reaches 30.67% or more of our outstanding common stock of all classes, or its voting interest reaches 23.59% or more of the votes of all outstanding shares of all classes, then it will (i) negotiate in good faith to sell to us the number of shares of Common Stock or Class B Common Stock necessary to reduce its equity ownership to 29.67% of the outstanding common stock of all classes and (ii) convert the number of shares of Class B Common Stock necessary to maintain its ownership of Class B Common Stock to between 20% and 21% of the outstanding shares of Class B Common Stock and to maintain its voting interest at between 22.59% and 23.59% of the votes of all outstanding shares of all classes.

Additionally, if we issue new shares of Class B Common Stock upon the conversion or exercise of any security, warrant or option that results in The Coca-Cola Company owning less than 20% of the outstanding shares of Class B Common Stock and less than 20% of the total votes of all outstanding shares of all classes of our securities, The Coca-Cola Company has the right to exchange shares of Common Stock for shares of Class B Common Stock in order to maintain its ownership of at least 20% of the outstanding shares of Class B Common Stock and at least 20% of the total votes of all outstanding shares of all classes of our common stock. Under the Rights and Restrictions Agreement, The Coca-Cola Company also has a preemptive right to purchase a percentage of any newly issued shares of any class in order for it to maintain ownership of both 29.67% of the outstanding shares of common stock of all classes and 22.59% of the total votes of all outstanding shares of all classes. Each of the percentages referenced in this paragraph and the preceding paragraph are subject to downward adjustment if The Coca-Cola Company voluntarily disposes of shares of Common Stock or Class B Common Stock or if we exercise our right of redemption referred to below.

Pursuant to the Rights and Restrictions Agreement, The Coca-Cola Company has also granted to us the right, from January 27, 1995 through January 27, 2019, to call for redemption in full or in part the number of shares that would reduce The Coca-Cola Company’s ownership of our equity to 20% at a price (which will not be less than $42.50 per share except with respect to shares acquired pursuant to the rights described in the preceding two paragraphs) and on such terms as set forth in the Rights and Restrictions Agreement. The option will expire prior to the end of its stated term if Mr. Harrison ceases to exercise voting control with respect to our company.

The Coca-Cola Company was also given the right to have its designee proposed by us for nomination to our Board of Directors and to have such person nominated at each subsequent election of our directors, subject to certain conditions. Carl Ware’s appointment as a director was made in accordance with the terms of this agreement. Mr. Ware was Executive Vice President, Public Affairs and Administration of The Coca-Cola Company until his retirement in February 2003.

Voting Agreement and Irrevocable Proxy. The Coca-Cola Company and Mr. Harrison are also parties to a Voting Agreement dated January 27, 1989 (the “Voting Agreement”). Pursuant to the Voting Agreement, Mr. Harrison agreed to vote his shares of Common Stock and Class B Common Stock for a nominee of The Coca-Cola Company for election as a director or our Board of Directors. Additionally, The Coca-Cola Company granted an irrevocable proxy (the “Irrevocable Proxy”) with respect to all shares of Class B Common Stock and Common Stock owned by The Coca-Cola Company to Mr. Harrison for life. The Irrevocable Proxy covers all matters on which holders of Class B Common Stock or Common Stock are entitled to vote other than certain mergers, consolidations, asset sales and other fundamental corporate transactions.

Pursuant to the terms of the Voting Agreement, Mr. Harrison was granted the option (assignable to us) to purchase the shares of Class B Common Stock held by The Coca-Cola Company for $38.50 per share plus an amount sufficient to give The Coca-Cola Company a 25% compounded annual rate of return from May 7, 1987 after taking into account dividends and other distributions previously received thereon. This option may be exercised if the disproportionate voting rights of the Class B Common Stock are terminated for certain reasons.

The Voting Agreement and Irrevocable Proxy terminate upon the written agreement of the parties or at such time as The Coca-Cola Company no longer beneficially owns any shares of our Common Stock. The Irrevocable Proxy also terminates at such time as either (a) Mr. Harrison or certain entities controlled by him do not beneficially own 712,796 shares of Class B Common

Stock that are currently part of the holdings of the Harrison Family Limited Partnerships or (b) certain trusts holding shares of Class B Common Stock subject to the Voting Agreement do not beneficially own at least 50% of the Class B Common Stock held by them at the date of the Voting Agreement.

Other Transactions

We have a production arrangement with Coca-Cola Enterprises Inc. to buy and sell finished products at cost. Sales to Coca-Cola Enterprises Inc. under this agreement were $56.5 million in fiscal year 2006. Purchases from Coca-Cola Enterprises Inc. under this agreement were $15.7 million in fiscal year 2006.

Along with all other Coca-Cola bottlers in the United States, we are a member of Coca-Cola Bottlers’ Sales & Services Company LLC (the “Sales and Services Company”), which was formed in 2003 for the purposes of facilitating various procurement functions and distributing certain beverage products of The Coca-Cola Company and with the intention of enhancing the efficiency and competitiveness of the Coca-Cola bottling system in the United States. The Sales and Services Company negotiated the procurement for the majority of the Company’s raw materials (excluding concentrate) in 2006. We paid $.3 million in fiscal year 2006 to the Sales and Services Company for our share of the Sales and Services Company’s administrative costs. Coca-Cola Enterprises Inc. is also a member of the Sales and Services Company.

We lease the Snyder Production Center and certain adjacent property from Harrison Limited Partnership One (“HLP”) pursuant to a lease that expires in December 2010. HLP’s sole limited partner is a trust of which J. Frank Harrison, III is a trustee and descendants of J. Frank Harrison, Jr. are beneficiaries. Total payments under this lease were $4.0 million in fiscal year 2006.

We also lease our corporate headquarters and an adjacent office building from Beacon Investment Corporation (“Beacon”), of which Mr. Harrison is the sole stockholder. Total payments under this lease were $3.8 million in fiscal year 2006. In fiscal year 2006, a wholly-owned subsidiary of ours entered into a new lease agreement with Beacon for a fifteen-year term beginning January 1, 2007 and extending through December 31, 2021.

Policy for Review of Related Person Transactions

Our Code of Business Conduct includes a written policy regarding the review and approval of certain related person transactions. Under the Code of Business Conduct, all material transactions or conflicts of interest involving members of our Board of Directors or our executive officers must be reported to and approved by the Audit Committee of our Board of Directors. For purposes of our Code of Business Conduct, any related person transaction that is required to be reported in our proxy statements pursuant to Item 404 of Regulation S-K is deemed to be a “material transaction” and must be reported to and approved by the Audit Committee.

In addition to our written policy, it is also the practice of our Board of Directors to form Special Committees from time to time for the purpose of approving certain related person transactions. In fiscal year 2006, the new lease agreement with Beacon, as described under “—Other Transactions” above, and the transactions contemplated by the lease were approved and recommended to the Board of Directors by a Special Committee of the Board of Directors that was formed to consider purchase, lease and other alternatives available to us in connection with the expiration of the existing lease with Beacon. The new lease agreement was also approved by the Audit Committee of the Board of Directors.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

PricewaterhouseCoopers LLP audited our consolidated financial statements and internal control over financial reporting for fiscal year 2006. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with an opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions. Consistent with past practice, the selection of an independent registered public accounting firm will be deferred until after the Annual Meeting. The Audit Committee of the Board of Directors will then consider and engage an independent registered public accounting firm to audit our consolidated financial statements and internal control over financial reporting for fiscal year 2007.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of our consolidated financial statements for the fiscal years ended December 31, 2006 and January 1, 2006 and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	FY 2006	FY 2005
Audit Fees (1)	$691,998	$670,878
Audit-Related Fees (2)	45,000	65,548
Tax Fees (3)	66,500	108,030
All Other Fees (4)	2,000	5,700

	$805,498	$850,156

(1)	Audit Fees consist of the aggregate fees billed for professional services rendered for the audit of our annual consolidated financial statements and reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements. For fiscal years 2006 and 2005, these fees include fees billed for professional services rendered for the audit of management’s assessment of the effectiveness of internal control over financial reporting.

(2)	Audit-Related Fees consist of the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” For fiscal year 2006, these fees included fees billed for evaluation of internal controls in our Enterprise Resource Planning System. For fiscal year 2005, these fees included fees billed for audits of our employee benefit plans and review, general accounting and disclosure consultations and evaluation of internal controls in our new Enterprise Resource Planning System.

(3)	Tax Fees consist of the aggregate fees billed for professional services rendered for tax compliance, tax advice and tax planning. For fiscal year 2006, these fees included fees billed for federal and state tax review and consulting services and other tax consulting services. For fiscal year 2005, these fees included fees billed for federal and state tax review and consulting services, tax audit services and other tax consulting services.

(4)	All Other Fees consist of aggregate fees billed for products and services other than the services reported above. For fiscal years 2006 and 2005, this category included fees billed for personal financial planning services provided to certain officers.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chairperson when necessary due to timing considerations. Any services approved by the Chairperson must be reported to the full Audit Committee at its next scheduled meeting. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with the pre-approval policies, and the fees for the services performed to date.

AUDIT COMMITTEE REPORT

The primary purpose of the Audit Committee, currently composed of Messrs. H.W. McKay Belk, James E. Harris and Dennis A. Wicker and Ms. Sharon A. Decker, is to act on behalf of the Board of Directors in its oversight of all material aspects of the accounting and financial reporting processes, internal controls and audit functions of Coca-Cola Consolidated, including its compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Management has primary responsibility for Coca-Cola Consolidated’s consolidated financial statements and reporting processes, including its internal controls and disclosure controls and procedures. Coca-Cola Consolidated’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company

Accounting Oversight Board and expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2006. This review included a discussion of the quality and acceptability of Coca-Cola Consolidated’s financial reporting and internal controls.

During the past fiscal year, the Audit Committee discussed with Coca-Cola Consolidated’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. The Audit Committee also received during the past fiscal year the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with the independent registered public accounting firm their independence.

Based on the reviews, discussions and disclosures referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of Coca-Cola Consolidated for the fiscal year ended December 31, 2006 be included in its Annual Report on Form 10-K for such fiscal year.

Submitted by the Audit Committee of the Board of Directors.

H. W. MCKAY BELK, CHAIR

SHARON A. DECKER

JAMES E. HARRIS

DENNIS A. WICKER

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers, directors and certain persons who beneficially own more than 10% of our Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock and other equity securities of our company. Executive officers, directors and such greater than 10% stockholders are required to furnish to us copies of all such reports they file. Based solely on our review of the copies of such reports received by us and written representations that no other reports were required for such persons, we believe that, during fiscal year 2006, all filing requirements applicable to our executive officers, directors and greater than 10% stockholders were complied with on a timely basis.

STOCKHOLDER PROPOSALS

If any stockholder wishes to present a proposal to the stockholders of the Company at the 2008 Annual Meeting, such proposal must be received by us at our principal executive offices for inclusion in the proxy statement and form of proxy relating to the meeting on or before November 28, 2007. In addition, if we receive notice of stockholder proposals after February 11, 2008, then the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such stockholder proposals, without discussion of such matters in the proxy statement and without such proposals appearing as a separate item on the proxy card.

ADDITIONAL INFORMATION

The entire cost of soliciting proxies will be borne by us. In addition to this proxy statement, proxies may be solicited by our directors, officers and other employees by personal contact, telephone, facsimile and e-mail. Such persons will receive no additional compensation for such services. Georgeson & Co., Inc., Wall Street Plaza, New York, New York 10005 has been retained to assist us in the solicitation of brokers, banks and other similar entities holding shares for other persons. Georgeson & Co., Inc. will receive a payment of $7,000 (plus out-of-pocket expenses) for these services. All brokers, banks and other similar entities and other custodians, nominees and fiduciaries will be requested to forward solicitation materials to the beneficial owners of the shares of Common Stock held of record by such persons, and we will pay such brokers, banks and other fiduciaries all of their reasonable out-of-pocket expenses incurred in connection therewith.

SUMMARY ANNUAL REPORT AND ANNUAL REPORT ON FORM 10-K

This proxy statement is accompanied by our 2006 Summary Annual Report to Stockholders and Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The Summary Annual Report and the Form 10-K, which contains our consolidated financial statements and other information about us, are not incorporated in the proxy statement and are not to be deemed a part of the proxy soliciting material. Additional copies of our Form 10-K for the fiscal year ended December 31, 2006, as filed with the SEC, are also available to stockholders without charge upon written request to Steven D. Westphal, Senior Vice President and Chief Financial Officer, Coca-Cola Bottling Co. Consolidated, P. O. Box 31487, Charlotte, North Carolina 28231.

HENRY W. FLINT

Secretary

March 27, 2007

Appendix A

COCA-COLA BOTTLING CO. CONSOLIDATED

AUDIT COMMITTEE CHARTER

I. Committee Role

The Audit Committee’s role is to act on behalf of the Board of Directors (the “Board”) in the oversight of all material aspects of the Company’s financial reporting, internal control and audit functions. The Audit Committee’s role includes a particular focus on the qualitative aspects of financial reporting to shareholders and on Company processes and procedures for the management of business and financial risk and for compliance with significant regulatory requirements.

II. Committee Membership

The membership of the Audit Committee (the “Committee”) shall comply at all times with applicable requirements of law. Accordingly, the Board shall appoint to the Committee, in the manner prescribed by the Bylaws of the Company, members who meet the following criteria:

1.    The Committee shall consist of at least three Board members. Committee members shall meet the independence, financial literacy and expertise and other qualification requirements of the federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and The Nasdaq Stock Market. The Board shall determine in its business judgment the adequacy of the qualifications of each member of the Committee.

2.    Committee appointments, including that of the Chairman, shall be approved by the full Board.

III. Resources

1.    The Committee shall have access to its own counsel and other advisors at the Committee’s sole discretion, and the Company shall provide for appropriate funding, as determined by the Committee, for such counsel and advisors. The Committee may request any officer, employee, investment banker, financial analyst, consultant, or the Company’s outside counsel or Independent Registered Public Accounting Firm (the “Independent Auditors”) to attend any meeting of the Committee or to provide pertinent information as necessary.

2.    The Company shall provide such other resources to the Committee as may be required by applicable law, including the rules and regulations of the SEC and The Nasdaq Stock Market.

IV. Primary Committee Responsibilities

In meeting its responsibilities, the Committee is expected to:

General Responsibilities

1.	Provide an open avenue of communication between the internal auditors, the Independent Auditors, management and the Board.

2.	Review, assess the adequacy of and, if necessary, update the Committee’s charter annually with approval by the Board. The Company’s annual proxy statement will disclose that a charter has been adopted, and a copy of the charter will be included on the Company’s website or as an appendix to the annual proxy statement, in each case, in accordance with the rules and regulations of the SEC.

3.	Conduct an annual self-assessment of the Committee’s performance and effectiveness, including an assessment of the Committee’s compliance with this charter, and present such assessment to the Board for its review.

4.	As necessary, meet with the director of internal auditing, the Independent Auditors and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Committee.

5.	Report Committee actions to the Board with such recommendations as the Committee may deem appropriate.

6.	Conduct or authorize investigations into any matters within the Committee’s scope of responsibilities.

7.	Meet at least three times per year or more frequently as circumstances require.

8.	Issue a report annually to be included in the Company’s annual proxy statement. Such report shall comply in all respects with applicable law, including the rules and regulations of the SEC.

9.	Perform such other functions as assigned by the Company’s Certificate of Incorporation or Bylaws, the Board or by applicable law, including the rules and regulations of the SEC, the Public Company Accounting Oversight Board (“PCAOB”) and The Nasdaq Stock Market.

Oversight of the Company’s Relationship with the Independent Auditors

10.	Approve in advance all audit and non-audit services (including the fees and terms thereof) to be performed for the Company by its Independent Auditor in accordance with the rules and regulations of the SEC, the PCAOB and The Nasdaq Stock Market, subject to de minimis or other exceptions afforded by applicable law. The Committee may delegate its authority to so approve such services to the extent permitted by applicable law.

The Committee shall have the sole authority for the appointment, compensation, retention and oversight of the work of the Independent Auditors. The Independent Auditors shall report directly to the Committee, and the Committee shall attempt to resolve any disagreements between management and the Independent Auditor regarding financial reporting.

11.	Review the experience and qualifications of the primary managers of the independent auditing team (including such managers’ experience and qualifications in light of the requirements of the SEC and the PCAOB), review the quality control procedures of the Independent Auditors, review matters of audit quality and consistency, evaluate the performance of the Independent Auditors, and review and approve the compensation of the Independent Auditors.

12.	Confirm and take or recommend any appropriate actions to assure the independence of the Independent Auditors. Obtain written disclosures regarding the Independent Auditors’ independence as required by the Independence Standards Board and other applicable rules and regulations and discuss with the Independent Auditors all significant relationships to determine the Independent Auditors’ independence. Review the hiring by the Company of any employees of the Independent Auditors who were engaged on the Company’s account.

13.	Obtain and review a report from the Independent Auditors at least annually regarding (a) the Independent Auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five year period respecting one or more of the independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the Independent Auditor and the Company.

14.	Ensure the rotation of the audit partners of the Company’s Independent Auditors to the extent required by applicable law.

Oversight of the Company’s Internal Audit Function

15.	Review the appointment, compensation, replacement, reassignment, or dismissal of the director of internal auditing.

16.	Confirm and take or recommend any appropriate actions to assure the independence of the director of internal auditing.

17.	Consider and review with management and the director of internal auditing:

(a)	The internal auditing department budget and staffing.

(b)	The internal auditing department’s compliance with Institute of Internal Auditor’s Standards of Professional Practice of Internal Auditing.

Oversight of the Company’s Audit Process

18.	Review and approve, in consultation with the Independent Auditors and the director of internal auditing, the audit scope and plan of the internal auditors and the Independent Auditors and the proposed staffing with respect thereto.

19.	Review with the director of internal auditing and the Independent Auditors the coordination of audit effort to assure completeness of coverage, reduction of redundant efforts and the effective use of audit resources.

Financial Statement and Disclosure Matters and Internal Control Over Financial Reporting

20.	Inquire of and discuss with management, the director of internal auditing and the Independent Auditors the following:

(a)	The Company’s significant risks or exposures and the steps management has taken to monitor and control such risks or exposures.

(b)	The significant financial reporting issues and judgments and estimates made in the preparation of the Company’s financial statements including the appropriateness, comparability and consistency of the Company’s financial statements.

(c)	Any transaction as to which management obtained a letter under Statement of Auditing Standards No. 50.

(d)	The effect of any material “off-balance sheet” financing or other similar structure on the Company’s financial statements.

(e)	Major changes to the Company’s accounting principles and practices.

(f)	Any material issue affecting the audit of the Company’s financial statements on which the national office of the Independent Auditors was consulted by the Company’s independent auditing team.

(g)	The adequacy and results of management’s assessment of the effectiveness of internal control over financial reporting, including antifraud controls.

(h)	Matters that the Company’s Independent Auditors are required to report to the Committee pursuant to applicable law.

21.	Review with management and the Independent Auditors in connection with the annual examination:

(a)	The Company’s annual financial statements and related footnotes.

(b)	The Independent Auditors’ audits of the financial statements and management’s assessment of internal control over financial reporting and the Independent Auditors’ reports thereon.

(c)	Any significant changes required in the Independent Auditors’ audit plan.

(d)	Any serious difficulties or disputes with management encountered during the course of the audit.

(e)	Other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards including Statement of Auditing Standards No. 61, as amended and superseded.

22.	Consider and review with the Independent Auditors and the director of internal auditing:

(a)	The adequacy of the Company’s internal controls including computerized information system controls and security.

(b)	Any related significant findings and recommendations of the Independent Auditors and internal auditors together with management’s responses thereto.

23.	Consider and review with management and the director of internal auditing:

(a)	Significant findings during the year and management’s responses thereto.

(b)	Any significant difficulties encountered in the course of any audits, including any restrictions on the scope of work or access to required information.

(c)	Any significant changes required in the planned scope of the audit plan.

24.	Review with management and the Independent Auditors interim financial information prior to public releases of quarterly results and filings on Form 10-Q (including the results of the Independent Auditors’ review of the quarterly financial statements).

25.	Review annual filings on Form 10-K prior to filing with the SEC.

26.	Review existing regulatory matters and other regulatory and accounting initiatives that may have a material impact on the financial statements and related Company compliance policies. Review with management and the Independent Auditors any correspondence with governmental authorities and any employee complaints or published reports which, in each case, raise material issues regarding the Company’s financial statements or accounting policies.

Compliance Oversight Responsibilities

27.	Review with the director of internal auditing the results of internal auditing’s review of the Company’s compliance with its Code of Business Conduct, other codes of ethics and other Company compliance programs and policies covering risks material to the Company or its financial statements and approve any waivers of any such codes or compliance programs and policies in accordance with the terms of such codes or compliance programs and policies.

28.	Establish procedures for:

(a)	the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and

(b)	the confidential anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

29.	Review and approve any insider, affiliated or related party transaction to the extent required by applicable law and review the Company’s disclosure policies with respect thereto.

V. Limitation of the Committee’s Role

While the Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the Independent Auditor.

Appendix B

COCA-COLA BOTTLING CO. CONSOLIDATED

ANNUAL BONUS PLAN

1.    PURPOSE

The purpose of the Plan is to promote the best interests of the Company and its shareholders by providing key management employees with additional incentives to assist the Company in meeting and exceeding its annual business goals.

2.    DEFINITIONS

Whenever used herein, the following terms shall have the respective meanings indicated unless the context plainly requires otherwise:

(a)	Affiliate: Any corporation or other entity with respect to which the Company owns, directly or indirectly, 100% of the corporation’s or other entity’s outstanding capital stock or other equity interest, and any other corporation or entity with respect to which the Company owns directly or indirectly 50% or more of such corporation’s or entity’s outstanding capital stock or other equity interest and which the Committee designates as an Affiliate.

(b)	Board: The Board of Directors of the Company.

(c)	Change in Control: Any of the following:

i.	The acquisition or possession by any person, other than Harrison Family Interests (as defined in Subparagraph v.A. of this Paragraph), of beneficial ownership of shares of the Company’s capital stock having the power to cast more than 50% of the votes in the election of the Board or to otherwise designate a majority of the members of the Board; or

ii.	At any time when Harrison Family Interests do not have beneficial ownership of shares of the Company’s capital stock having the power to cast more than 50% of the votes in the election of the Board or to otherwise designate a majority of the members of the Board, the acquisition or possession by any person, other than Harrison Family Interests, of beneficial ownership of shares of the Company’s capital stock having the power to cast both (A) more than 20% of the votes in the election of the Board and (B) a greater percentage of the votes in the election of the Board than the shares beneficially owned by Harrison Family Interests are then entitled to cast; or

iii.

The sale or other disposition of all or substantially all of the business and assets of the Company and its subsidiaries (on a consolidated basis) outside the ordinary course of business in a single transaction or series of related transactions, other than any such sale or disposition to a person controlled, directly or indirectly, by the Company or to a person controlled, directly or indirectly, by Harrison Family Interests that succeeds to the rights and obligations of the Company with respect to the Plan; or

iv.	Any merger or consolidation of the Company with another entity in which the Company is not the surviving entity and in which either (A) the surviving entity does not succeed to the rights and obligations of the Company with respect to the Plan or (B) after giving effect to the merger, a “Change in Control” under Subparagraph i. or ii. of this Paragraph would have occurred as defined therein were the surviving entity deemed to be the Company for purposes of Subparagraphs i. and ii. of this Paragraph (with appropriate adjustments in the references therein to “capital stock” and “the Board” to properly reflect the voting securities and governing body of the surviving entity if it is not a corporation).

v.	For purposes of this Paragraph:

A.	“Harrison Family Interests” means and includes, collectively, the lineal descendants of J. Frank Harrison, Jr. (whether by blood or adoption), any decedent’s estate of any of the foregoing, any trust primarily for the benefit of any one or more of the foregoing, any person controlled, directly or indirectly, by any one or more of the foregoing, and any person in which any one or more of the foregoing have a majority of the equity interests;

B.	“person” includes an entity as well as an individual, and also includes, for purposes of determining beneficial ownership, any group of persons acting in concert to acquire or possess such beneficial ownership;

C.	“beneficial ownership” has the meaning ascribed to such term in Rule 13d-3 of the Securities Exchange Act of 1934;

D.	“control” of a person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person; and

E.	“subsidiary” of the Company means any person as to which the Company, or another subsidiary of the Company, owns more than 50% of the equity interest or has the power to elect or otherwise designate a majority of the members of its board of directors or similar governing body.

Notwithstanding any other provision of this Paragraph, the revocable appointment of a proxy to vote shares of the Company’s capital stock at a particular meeting of shareholders shall not of itself be deemed to confer upon the holder of such proxy the beneficial ownership of such shares. If any person other than Harrison Family Interests would (but for this sentence) share beneficial ownership of any shares of the Company’s capital stock with any Harrison Family Interests, then such person shall be deemed the beneficial owner of such shares for purposes of this definition only if and to the extent such person has the power to vote or direct the voting of such shares otherwise than as directed by Harrison Family Interests and otherwise than for the benefit of Harrison Family Interests.

(d)	Code: The Internal Revenue Code of 1986, as amended. References thereto shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

(e)	Committee: The Compensation Committee of the Board or a subcommittee of such Committee consisting only of those members of the Committee who are “outside directors” within the meaning of Section 162(m) of the Code.

(f)	Company: Coca-Cola Bottling Co. Consolidated, a Delaware corporation, or any entity which succeeds to its rights and obligations with respect to the Plan.

(g)	Participating Company: Subject to the provisions of Section 13, the Company and any Affiliate which adopts the Plan with the approval of the Committee for the benefit of its designated employees. Each Participating Company shall be deemed to appoint the Committee as its exclusive agent to exercise on its behalf all of the power and authority conferred by the Plan upon the Company. The authority of the Committee to act as such agent shall continue until the Participating Company withdraws from the Plan or the Plan is terminated by the Committee. Exhibit A attached hereto contains a list of the Participating Companies.

(h)	Plan: The Coca-Cola Bottling Co. Consolidated Annual Bonus Plan, as contained herein and as it may be amended from time to time hereafter.

(i)	Retirement: A participant’s termination of employment with the Company and its Affiliates other than on account of death and:

i.	After attaining age 60;

ii.	After attaining age 55 and completing 20 “years of service;” or

iii.	As the result of Total Disability.

For purposes of determining a participant’s “years of service” under Subparagraph ii. of this Paragraph, a participant is credited with a year of service for any calendar year in which the participant completes at least 1,000 hours of service, including periods of Total Disability and authorized leaves of absence and excluding periods of employment with Affiliates of the Company prior to becoming an Affiliate unless inclusion of such employment is approved by the Committee. “Hours of service” are credited in accordance with the provisions of the Company’s Savings Plan, as amended from time to time, as if that plan were in existence when the service was performed.

(j)

Total Disability: A physical or mental condition under which the participant qualifies as totally disabled under the group long-term disability plan of the Participating Company; provided, however, that if the participant is not covered by such plan or if there is no such plan, the participant shall be under a Total Disability if the participant is determined to be disabled under the Social Security Act. Notwithstanding any other provisions of the Plan, a participant shall not be considered to have a Total Disability if such disability is due to (i) war, declared or undeclared, or any act of war, (ii) intentionally self-inflicted injuries, (iii) active participation in a riot, or (iv) the participant’s intoxication or the participant’s illegal use of drugs.

3.    ADMINISTRATION

(a)	Committee: The Plan will be administered by the Committee.

(b)	Authority of Committee: In administering the Plan, the Committee is authorized to (i) establish guidelines for administration of the Plan, (ii) delegate certain tasks to management, (iii) make determinations under and interpret the terms of the Plan, (iv) make awards pursuant to the Plan and prescribe the terms and conditions of such awards consistent with the provisions of the Plan and of any agreement or other document evidencing an award made under the Plan, and (v) to take such other actions as may be necessary or desirable in order to carry out the terms, intent and purposes of the Plan; provided, however, that the Committee shall at all times be required to exercise these discretionary powers in a manner, and subject to such limitations, as will permit all payments under the Plan to “covered employees” (as defined in Section 162(m) of the Code) to continue to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. Subject to the foregoing, all determinations and interpretations of the Committee will be binding upon the Participating Companies and each participant.

4.    ELIGIBILITY

The Committee is authorized to grant cash awards to any officer, including officers who are directors, and to other employees of a Participating Company and in key positions.

5.    PARTICIPATION

Management will recommend annually key positions which it recommends be granted awards under the Plan. Management will inform individuals in selected key positions of their participation in the Plan.

6.    QUALIFICATION FOR AND AMOUNT OF AWARDS

(a)	Goals: Participants will qualify for awards under the Plan based on:

i.	Company goals set for the fiscal year;

ii.	Goals established for any other business unit or units of the Company or an Affiliate for the fiscal year; or

iii.	Goals established for any individual for the fiscal year.

(b)	Gross Cash Award: The total cash award to the participant will be computed as follows:

Gross Cash Award =

Base Salary times

Approved Bonus % Factor times

Indexed Performance Factor times

Overall Goal Achievement Factor

Notwithstanding the above formula, the maximum cash award that may be made to any individual participant based upon performance for any fiscal year shall be $1,000,000.

(c)	Base Salary: The Base Salary is the participant’s base salary level for the fiscal year.

(d)	Approved Bonus % Factor: The Approved Bonus % Factor is a number set by the Committee (not to exceed 100%) to reflect each participant’s relative responsibility and the contribution to Company performance attributed to each participant’s position with a Participating Company.

(e)	Indexed Performance Factor: The Indexed Performance Factor is determined by the Committee prior to making payments of awards for each fiscal year, based on each individual’s performance during such fiscal year. Because the Committee is necessarily required to evaluate subjective factors related to each individual’s performance in order to arrive at this number, and because such evaluations cannot be made until after the close of the fiscal year to which the award relates, the Indexed Performance Factor will automatically be set at 1.5 for all participants who are “covered employees” (as defined in Section 162(m) of the Code), in order to allow awards to such participants to qualify as “performance-based compensation” that is not subject to the deduction limits of Section 162(m) of the Code.

(f)	Overall Goal Achievement Factor: The Overall Goal Achievement Factor used in calculating the Gross Cash Award for each participant will be determined by multiplying the weightage factor specified in ANNEX A attached hereto (which may be from 0% to 100% for each performance measure set forth below as determined by the Committee) by the goal achievement percentage specified in ANNEX A attached hereto for the level of performance achieved with respect to specified levels of, or growth or reduction in, such performance measure. The performance measures which may be used in calculating the Overall Goal Achievement Factor are as follows:

i.	Revenue;

ii.	Earnings Before Interest and Taxes; and

iii.	Net Debt.

Each performance measure will be determined after taking into account any gains or losses from the sale of assets outside the ordinary course of business, any gains or losses from discontinued operations, any extraordinary gains or losses, the effects of accounting changes, any unusual, nonrecurring, transition, one-time or similar items or charges, the diluted impact of goodwill on acquisitions, and any other items that the Committee determines; provided, however, that for awards intended to qualify as performance-based compensation under Section 162(m) of the Code, the Committee shall specify the items to be excluded in writing at the time such an award is granted.

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or a Participating Company, or the manner in which it conducts its business, or other events or circumstances render the performance measures unsuitable, the Committee may, in its sole discretion, modify such performance measures or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a “covered employee” (as defined in Section 162(m) of the Code), where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Committee shall not make any modification of the performance measures or minimum acceptable level of achievement.

(g)	Approval of Awards: The Committee will review and approve all awards. The Committee has the full and final authority in its discretion to adjust the Gross Cash Award determined in accordance with the formula described above in arriving at the amount of the award to be paid to any participant; subject, however, to the limitation that such authority may be exercised in a manner which reduces (by using lower numbers for the Indexed Performance Factor or otherwise) or eliminates, but not in a manner which increases, the Gross Cash Award calculated in accordance with the formula prescribed in Paragraph (b) of this Section.

(h)	Qualification for Award: Except as otherwise provided in Paragraph (i) of this Section, the participant must be an active employee of the Company or an Affiliate on the last day of the applicable fiscal year to qualify for an award. If a participant’s employment with the Company and all Affiliates is terminated, voluntarily or involuntarily, during a fiscal year for any reason other than those described in Paragraph (i) of this Section, the participant shall forfeit any right to an award or any portion thereof; provided, however, that in unusual circumstances, the Committee, in its sole discretion, may waive the forfeiture in whole or in part. Any employee who assumes a key position during a fiscal year may be eligible for a pro-rated award at the option of the Committee, provided the participant has been employed a minimum of three months during the fiscal year.

(i)

Total Disability, Retirement or Death during Fiscal Year: In the event of the Total Disability, Retirement, or death of any participant during any fiscal year, and in the event of the subsequent attainment of the performance measure applicable to such participant, such participant or such participant’s designated beneficiary or estate, as applicable, shall be entitled to receive no later than the March 15 next following the close of the fiscal year to which such award relates, a pro rata portion of the participant’s award based on the portion of the fiscal year completed through the date of the participant’s Total Disability, Retirement or death.

(j)	Change in Control: Notwithstanding any provision of the Plan to the contrary, if a Change in Control occurs prior to the end of a fiscal year, within 15 days following the occurrence of the Change in Control, each participant shall be entitled to receive a pro rata portion of the participant’s award for the fiscal year, based on the portion of the fiscal year completed through the date of the Change in Control. For purposes of any award payment made pursuant to this Paragraph, a goal achievement percentage of 100% shall be deemed to have been earned as of the effective date of the Change in Control for each performance measure.

7.    PAYMENT DATE

(a)	Payment Date: Except as provided in Paragraph (b) of this Section, awards shall be paid no later than the March 15 next following the close of the fiscal year to which such awards relate. In any event, the Committee shall provide written certification that the annual performance goals have been attained, as required by Section 162(m) of the Code, prior to any payments being made for any fiscal year.

(b)	Deferral of Awards: A participant may, in accordance with procedures established under the Company’s Supplemental Savings Incentive Plan (“SSIP”) and in accordance with the requirements of Section 409A of the Code, defer payment of an award under the SSIP. Thereafter, payment of any award so deferred will be subject to all provisions of the SSIP.

8.    AMENDMENT OR TERMINATION

(a)	Amendment or Termination: The Committee reserves the right at any time to amend or terminate the Plan, in whole or in part, for any reason and without the consent of any Participating Company, participant or beneficiary; provided, however, that any such amendment may not cause payments to “covered employees” under the Plan to cease to qualify as “performance-based compensation” under Section 162(m) of the Code unless such amendment has been approved by the Board. Each Participating Company by its participation in the Plan shall be deemed to have delegated this authority to the Committee.

(b)	Notice: Notice of any amendment or termination of the Plan shall be given by the Committee to all Participating Companies.

9.    SHAREHOLDER APPROVAL REQUIREMENT

No amounts shall be payable hereunder unless the material terms of the Plan are first approved by the shareholders of the Company consistent with the requirements of Section 162(m). In accordance with Section 162(m)(4)(C)(ii) of the Code, the continued effectiveness of the Plan is subject to its approval by the shareholders of the Company at such other times as required by Section 162(m)(4)(C)(ii) of the Code.

10.    WITHHOLDING

The Company shall have the authority and the right to deduct or withhold an amount sufficient to satisfy federal, state and local taxes required by law to be withheld with respect to any award.

11.    COMPLIANCE WITH CODE SECTION 409A

Except with respect to awards deferred pursuant to Section 7(b), the Plan is not intended to provide any payments that constitute a “deferral of compensation,” as described in Treasury Regulations Section 1.409A-1(b). Notwithstanding the preceding sentence, to the extent the Plan or any payment made under the Plan is determined to be subject to the provisions of Section 409A of the Code, the Plan shall be interpreted, operated and administered consistent with this intent.

12.    DESIGNATION OF BENEFICIARIES

(a)	Beneficiary Designation: Every participant shall file with the Executive Vice President and Assistant to the Chairman or such other person designated by such individual or by the Chief Executive Officer of the Company (the “Executive”) a written designation of one or more persons as the beneficiary who shall be entitled to receive any amount payable under the Plan after the participant’s death. A participant may from time to time revoke or change such beneficiary by filing a new designation as described in the preceding sentence. The last such designation received by the Executive shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Executive prior to the participant’s death, and in no event shall it be effective as of any date prior to such receipt. All decisions by the Executive concerning the effectiveness of any beneficiary designation and the identity of any beneficiary shall be final. If a beneficiary dies after the death of the participant and prior to receiving the payment(s) that would have been made to such beneficiary had such beneficiary’s death not occurred, and if no contingent beneficiary has been designated, then for the purposes of the Plan the payment(s) that would have been received by such beneficiary shall be made to the beneficiary’s estate.

(b)	Failure to Designate Beneficiary: If no beneficiary designation is in effect at the time of a participant’s death (including a situation where no designated beneficiary is alive or in existence at the time of the participant’s death), any amounts payable under the Plan after the participant’s death shall be made to the participant’s surviving spouse, if any, or if the participant has no surviving spouse, to the participant’s estate. If there is any doubt as to the right of any person to receive such payments, the Executive may direct the Company to withhold payment, without liability for any interest thereon, until the rights thereto are determined, or the Executive may direct the Company to pay any such amount into any court of appropriate jurisdiction; and such payment shall be a complete discharge of the liability of the Company.

13.    WITHDRAWAL OF PARTICIPATING COMPANY

(a)	Withdrawal of Participating Company: A Participating Company (other than the Company) may withdraw from participation in the Plan by giving the Committee prior written notice approved by resolution of its board of directors or similar governing body specifying a withdrawal date, which shall be the last day of a month at least 30 days subsequent to the date which notice is received by the Committee. A Participating Company shall withdraw from the participation in the Plan if and when it ceases to be an Affiliate. The Committee may require a Participating Company to withdraw from the Plan as of any withdrawal date the Committee specifies.

(b)	Effect of Withdrawal: A Participating Company’s withdrawal from the Plan shall not in any way modify, reduce or otherwise affect the Participating Company’s obligations under awards made before the withdrawal, as such obligations are defined under the provisions of the Plan existing immediately before this withdrawal. Withdrawal from the Plan by any Participating Company shall not in any way affect any other Participating Company’s participation in the Plan.

14.    MISCELLANEOUS

(a)	No Right to Continued Employment: Nothing contained in the Plan shall give any employee the right to be retained in the employment of the Company or any affiliate or affect the right of the Company or any affiliate to dismiss any employee with or without cause. The adoption and maintenance of the Plan shall not constitute a contract between the Company and any employee or consideration for, or an inducement to or condition of, the employment of any employee. Unless a written contract of employment has been executed by a duly authorized representative of the Company, such employee is an “employee at will.”

(b)	No Right to Designation as Participant: Designation as a participant in the Plan for a fiscal year shall not entitle or be deemed to entitle the participant to be designated as a participant for any subsequent fiscal year.

(c)	Payment on Behalf of Payee: If the Committee finds that any person to whom any amount is payable under the Plan is unable to care for such person’s affairs because of illness or accident, or is a minor, or has died, then any payment due such person or such person’s estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so elects, be paid to such person’s spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Plan and the Company therefor.

(d)	Nonalienation: No interest, expectancy, benefit, payment, claim or right of any participant or beneficiary under the Plan shall be (i) subject in any manner to any claims of any creditor of the participant or beneficiary, (ii) subject to the debts, contracts, liabilities or torts of the participant or beneficiary or (iii) subject to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind. If any person attempts to take any action contrary to this Paragraph, such action shall be null and void and of no effect and the Committee and the Company shall disregard such action and shall not in any manner be bound thereby and shall suffer no liability on account of its disregard thereof.

If the participant or beneficiary hereunder becomes bankrupt or attempts to anticipate, alienate, sell, assign, pledge, encumber, or charge any right hereunder, then such right or benefit shall, in the discretion of the Committee, cease and terminate, and in such event the Committee may hold or apply the same or any part thereof for the benefit of the participant or beneficiary or the spouse, children, or other dependents of the participant or beneficiary, or any of them, in such manner and in such amounts and proportions as the Committee may deem proper.

(e)	No Trust or Fund Created: The obligations of the Company to make payments hereunder constitutes a liability of the Company to a participant or beneficiary, as the case may be. Such payments shall be made from the general funds of the Company and the Company shall not be required to establish or maintain any special or separate fund, or purchase or acquire life insurance on a participant’s life, or otherwise to segregate assets to assure that such payment shall be made. Neither a participant nor a beneficiary shall have any interest in any particular asset of the Company by reason of its obligations hereunder. Nothing contained in the Plan shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Company and a participant or any other person. The rights and claims of a participant or a beneficiary to a benefit provided hereunder shall have no greater or higher status than the rights and claims of any other general, unsecured creditor of the Company.

(f)	Binding Effect: Obligations incurred by the Company pursuant to the Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the participant and the participant’s beneficiary.

(g)	Coordination with Other Company Benefit Plans: Any income participants derive from payments pursuant to awards will not be considered eligible earnings for purposes of pension plans, savings plans, profits sharing plans or any other benefits plans sponsored or maintained by the Company or an affiliate unless expressly included by the provisions of any such plan.

(h)	Entire Plan: This document, any written amendments hereto and any ANNEX or Exhibit attached hereto contain all the terms and provisions of the Plan and shall constitute the entire Plan, any other alleged terms or provisions being of no effect.

(i)	Construction: Unless otherwise indicated, all references to articles, sections, paragraphs and subparagraphs shall be to the Plan as set forth in this document. The titles of articles and the captions preceding sections and paragraphs have been inserted solely as a matter of convenience of reference only and are to be ignored in any construction of the provisions of the Plan. Whenever used herein, unless the context clearly indicates otherwise, the singular shall include the plural and the plural the singular.

(j)	Applicable Law: The Plan shall be governed and construed in accordance with the laws of the State of Delaware, except to the extent such laws are preempted by the laws of the United States of America.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed this 7th day of December, 2006.

COCA-COLA BOTTLING CO. CONSOLIDATED

By:	/s/ Henry W. Flint

Officer’s Name:	Henry W. Flint
Officer’s Title:	Executive Vice President

COCA-COLA BOTTLING CO. CONSOLIDATED

ANNUAL BONUS PLAN

ANNEX A

APPROVED PERFORMANCE MEASURES

AND

BONUS CALCULATIONS FOR AWARD PAYMENTS

FOR

Overall Goal Achievement Factor

Performance Measure	Weightage Factor (A)	Goal	Goal Achievement	Incentive Level (From Applicable Performance Tables Below) (B)	Bonus % (A x B)
Revenue	TBD	Approved Budget	TBD	TBD	TBD
Earnings Before Interest and Taxes (EBIT)	TBD	Approved Budget	TBD	TBD	TBD
Net Debt	TBD	Approved Budget	TBD	TBD	TBD

Calculated Overall Goal Achievement Factor					TBD

Performance Measures

Revenue		EBIT		Net Debt
Goal Achievement (in %)	Amount of Incentive (As a % of Maximum)	Goal Achievement (in %)	Amount of Incentive (As a % of Maximum)	Goal Achievement (in %)	Amount of Incentive (As a % of Maximum)
TBD	TBD	TBD	TBD	TBD	TBD

GROSS CASH AWARD CALCULATION

Step 1: Base Salary x Approved Bonus % Factor = TBD

Step 2: Step 1 x Indexed Performance Factor = TBD

Step 3: Determine “Overall Goal Achievement Factor” in above table

Step 4: Calculate “Gross Cash Award”: Step 2 x Step 3 = Gross Cash Award

Appendix C

COCA-COLA BOTTLING CO. CONSOLIDATED

LONG-TERM PERFORMANCE PLAN

(EFFECTIVE JANUARY 1, 2007)

PREAMBLE

The purpose of this Coca-Cola Bottling Co. Consolidated Long-Term Performance Plan is (i) to recognize and reward certain officers and employees of the Participating Companies for achieving performance goals reflective of the Participant Companies’ long range plan and longer term success and (ii) to promote the Participating Companies’ ability to hire and retain management talent by ensuring that total pay opportunities remain competitive, yet affordable. To accomplish these purposes, the Plan provides for periodic grants of long-term cash awards to be earned over performance periods covering multiple calendar years

ARTICLE I

DEFINITIONS

Whenever used herein and capitalized, the following terms shall have the respective meanings indicated unless the context plainly requires otherwise:

1.1	Award Agreement

An agreement between a Participating Company and a Participant setting forth the dollar amount of the Bonus Award awarded to such Participant, the length of the Performance Period, the applicable Performance Measure or Measures, the Threshold, Target and Maximum (as each is defined in Section 3.1(b)) applicable to such Performance Measure or Measures, and any other particular terms applicable to such Participant’s Bonus Award.

1.2	Affiliate

Any corporation or other entity with respect to which the Company owns, directly or indirectly, 100% of the corporation’s or other entity’s outstanding capital stock or other equity interest, and any other corporation or entity with respect to which the Company owns directly or indirectly 50% or more of such corporation’s or entity’s outstanding capital stock or other equity interest and which the Committee designates as an Affiliate.

1.3	Beneficiary

The beneficiary or beneficiaries designated by a Participant pursuant to Article V to receive the amounts, if any, payable on behalf of the Participant under the Plan after the death of such Participant, or when there has been no such designation or an invalid designation, the individual or entity, or the individuals or entities, who will receive such amount.

1.4	Board

The Board of Directors of the Company.

1.5	Bonus Award

For any Participant, the fixed dollar amount which may be earned by the Participant pursuant to the achievement of the Performance Measure or Measures set for the Participant for the Performance Period.

1.6	Change in Control

Any of the following:

(a)	The acquisition or possession by any person, other than Harrison Family Interests (as defined in Paragraph (e)(1) of this Section), of beneficial ownership of shares of the Company’s capital stock having the power to cast more than 50% of the votes in the election of the Board or to otherwise designate a majority of the members of the Board; or

(b)	At any time when Harrison Family Interests do not have beneficial ownership of shares of the Company’s capital stock having the power to cast more than 50% of the votes in the election of the Board or to otherwise designate a majority of the members of the Board, the acquisition or possession by any person, other than Harrison Family Interests, of beneficial ownership of shares of the Company’s capital stock having the power to cast both (i) more than 20% of the votes in the election of the Board and (ii) a greater percentage of the votes in the election of the Board than the shares beneficially owned by Harrison Family Interests are then entitled to cast; or

(c)	The sale or other disposition of all or substantially all of the business and assets of the Company and its subsidiaries (on a consolidated basis) outside the ordinary course of business in a single transaction or series of related transactions, other than any such sale or disposition to a person controlled, directly or indirectly, by the Company or to a person controlled, directly or indirectly, by Harrison Family Interests that succeeds to the rights and obligations of the Company with respect to the Plan; or

(d)	Any merger or consolidation of the Company with another entity in which the Company is not the surviving entity and in which either (i) the surviving entity does not succeed to the rights and obligations of the Company with respect to the Plan or (ii) after giving effect to the merger, a “Change in Control” under Subsection (a) or (b) of this Section would have occurred as defined therein were the surviving entity deemed to be the Company for purposes of Subsections (a) and (b) of this Section (with appropriate adjustments in the references therein to “capital stock” and “the Board” to properly reflect the voting securities and governing body of the surviving entity if it is not a corporation).

(e)	For purposes of this Section:

(1)	“Harrison Family Interests” means and includes, collectively, the lineal descendants of J. Frank Harrison, Jr. (whether by blood or adoption), any decedent’s estate of any of the foregoing, any trust primarily for the benefit of any one or more of the foregoing, any person controlled, directly or indirectly, by any one or more of the foregoing, and any person in which any one or more of the foregoing have a majority of the equity interests;

(2)	“person” includes an entity as well as an individual, and also includes, for purposes of determining beneficial ownership, any group of persons acting in concert to acquire or possess such beneficial ownership;

(3)	“beneficial ownership” has the meaning ascribed to such term in Rule 13d-3 of the Securities Exchange Act of 1934;

(4)	“control” of a person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person; and

(5)	“subsidiary” of the Company means any person as to which the Company, or another subsidiary of the Company, owns more than 50% of the equity interest or has the power to elect or otherwise designate a majority of the members of its board of directors or similar governing body.

(f)	Notwithstanding any other provision of this Section, the revocable appointment of a proxy to vote shares of the Company’s capital stock at a particular meeting of shareholders shall not of itself be deemed to confer upon the holder of such proxy the beneficial ownership of such shares. If any person other than Harrison Family Interests would (but for this sentence) share beneficial ownership of any shares of the Company’s capital stock with any Harrison Family Interests, then such person shall be deemed the beneficial owner of such shares for purposes of this definition only if and to the extent such person has the power to vote or direct the voting of such shares otherwise than as directed by Harrison Family Interests and otherwise than for the benefit of Harrison Family Interests.

1.7	Code

The Internal Revenue Code of 1986, as amended. References thereto shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

1.8	Committee

The Compensation Committee of the Board or a subcommittee of such Committee consisting only of those members of the Committee who are “outside directors” within the meaning of Section 162(m) of the Code.

1.9	Company

Coca-Cola Bottling Co. Consolidated, a Delaware corporation, or any entity which succeeds to its rights and obligations with respect to the Plan.

1.10	Covered Employee

A Participant who is, or is determined by the Committee to be likely to become, a “covered employee” as described in Section 162(m) of the Code.

1.11	Effective Date

The Effective Date of the Plan is January 1, 2007.

1.12	Employee

A person who is a common-law employee of a Participating Company.

1.13	Participant

An Employee who has been granted a Bonus Award under the Plan.

1.14	Participating Company

Subject to the provisions of Article VI, “Participating Company” means the Company and any Affiliate which adopts the Plan with the approval of the Committee for the benefit of its designated Employees. Each Participating Company shall be deemed to appoint the Committee as its exclusive agent to exercise on its behalf all of the power and authority conferred by the Plan upon the Company. The authority of the Committee to act as such agent shall continue until the Participating Company withdraws from the Plan or the Plan is terminated by the Company. Exhibit A attached hereto contains a list of the Participating Companies.

1.15	Performance Measures

The measurable performance objective or objectives established pursuant to the Plan for Participants who have received Bonus Awards pursuant to the Plan. Performance Measures may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Participating Company, division, department, region or function within the Participating Company in which the Participant is employed. The Performance Measures may be established relative to the performance of other companies. The Performance Measures applicable to any Bonus Award to a Covered

Employee shall be based on specified levels of achievement, as determined by the Committee, with respect to:

(a) Revenue;

(b) Earnings per Share;

(c) Return on Total Assets;

(d) Debt/Operating Cash Flow.

Each Performance Measure will be determined after taking into account any gains or losses from the sale of assets outside the ordinary course of business, any gains or losses from discontinued operations, any extraordinary gains or losses, the effects of accounting changes, any unusual, nonrecurring, transition, one-time or similar items or charges, the diluted impact of goodwill on acquisitions, and any other items that the Committee determines; provided, however, that for Bonus Awards intended to qualify as performance-based compensation under Section 162(m) of the Code, the Committee shall specify the items to be excluded in writing at the time such Bonus Award is granted.

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or a Participating Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Measures unsuitable, the Committee may, in its sole discretion, modify such Performance Measures or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Covered Employee, where such action would result in the loss of the otherwise available exemption of the Bonus Award under Section 162(m) of the Code. In such case, the Committee shall not make any modification of the Performance Measures or minimum acceptable level of achievement.

1.16	Performance Period

A multi-year period designated by the Committee within which the Performance Measures relating to a Bonus Award are to be achieved. Each Performance Period will be of at least 2 fiscal years duration as determined by the Committee and will commence on the first day of a fiscal year. A new Performance Period may commence each fiscal year as determined by the Committee. Notwithstanding any other provision of the Plan to the contrary, the Committee may, in its sole discretion, grant successive Bonus Awards with overlapping Performance Periods to any Participant.

1.17	Plan

The Coca-Cola Bottling Co. Consolidated Long-Term Performance Plan, as contained herein and as it may be amended from time to time hereafter.

1.18	Retirement

Termination of employment with the Company and its Affiliates other than on account of death and:

(a) After attaining age 60;

(b) After attaining age 55 and completing 20 “years of service;” or

(c) As the result of Total Disability.

For purposes of determining a Participant’s “years of service” under Subsection (c) of this Section, a Participant is credited with a year of service for any calendar year in which the Participant completes at least 1,000 hours of service, including periods of Total Disability and authorized leaves of absence and excluding periods of employment with Affiliates of the company prior to becoming an Affiliate unless inclusion of such employment is approved by the Committee. “Hours of service” are credited in accordance with the provisions of the Company’s Savings Plan, as amended from time to time, as if that plan were in existence when the service was performed.

1.19	Total Disability

A physical or mental condition under which the Participant qualifies as totally disabled under the group long-term disability plan of the Participating Company; provided, however, that if the Participant is not covered by such a plan or if there is no such plan, the Participant shall be under a Total Disability if the Participant is determined to be disabled under the Social Security Act. Notwithstanding any other provisions of the Plan, a Participant shall not be considered Totally Disabled if such disability is due to (i) war, declared or undeclared, or any act of war, (ii) intentionally self-inflicted injuries, (iii) active participation in a riot, or (iv) the Participant’s intoxication or the Participant’s illegal use of drugs.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

2.1	Eligibility

Bonus Awards may be granted under the Plan to Employees who perform services for a Participating Company on a substantially full-time basis. Unless otherwise determined by the Committee, “substantially full-time basis” means average work hours in excess of 35 per week.

2.2	Participation

An Employee who is eligible to become a Participant shall become a Participant when designated by the Committee to receive a Bonus Award. Participants will be selected within 90 days after the beginning of each Performance Period.

2.3	Duration of Participation

A Participant shall continue to be a Participant until the Participant is no longer entitled to any payment under a Bonus Award.

ARTICLE III

GRANT OF BONUS AWARDS

3.1	General

(a)	Grants of Bonus Awards: Bonus Awards may be granted under the Plan at any time and from time to time as the Committee shall determine within 90 days of the beginning of each Performance Period.

(b)	Bonus Award Agreements: With respect to any Bonus Award, the Committee may establish, in the relevant Award Agreement or in an Appendix to the Plan, Performance Measures. With respect to any particular Bonus Award, the Committee shall establish, in the relevant Award Agreement or in an Appendix to the Plan, the amounts to which a Participant shall be entitled upon attainment of the applicable Performance Measures. With respect to any Performance Measure applicable to a Bonus Award, the Committee shall select (i) a minimum level of performance (“Threshold”) under which the Participant shall not be entitled to any payment under the Bonus Award, (ii) an expected level of performance (“Target”) at which the Participant shall be entitled to the targeted payment under the Bonus Award, (iii) a maximum level of performance (“Maximum”) at which the Participant shall be entitled to the maximum payment under the Bonus Award, (iv) the calculation methods to be used for the Performance Period, and (v) the relative weightings of the Performance Measures for the Performance Period. Notwithstanding any other provision of the Plan to the contrary, the Committee, in its sole discretion, may provide, in the relevant Award Agreement or in an Appendix to the Plan, that performance below a stated level of performance with respect to any Performance Measure applicable to a Bonus Award (or other general benchmark selected by the Committee with respect to such Bonus Award) shall result in no payment being made to the Participant under such Bonus Award irrespective of whether any particular level of performance was achieved by the Participant with respect to any other Performance Measures applicable to the Bonus Award. The Performance Measures established by the Committee for a Performance Period are intended to satisfy the “objective compensation formula” requirements of Treasury Regulations Section 1.162-27(e)(2).

(c)	Maximum Bonus Award: Under no circumstances will any Participant earn a Bonus Award for a Performance Period exceeding $1,000,000.

3.2	Determination, Vesting and Payment of Bonus Awards

(a)	Determination of Bonus Awards: As soon as practicable (but not later than the first March 15) after the end of the Performance Period, the Committee shall certify whether and to what extent the Performance Measures have been met and what Bonus Awards have been earned, and shall notify each Participant of his or her entitlement, if any, to the payment of a Bonus Award.

(b)	Vesting of Bonus Awards: Except as otherwise provided in Section 3.3 or 3.4, Bonus Awards may be earned only by those Participants who remain Employees through the end of the term of the Bonus Award.

(c)	Payment of Bonus Awards: Except as otherwise provided in Section 3.5, Bonus Awards earned shall be paid in cash no later than the March 15 next following the end of the applicable Performance Period.

3.3	Total Disability, Death or Retirement

In the event of the Total Disability, Retirement or death of any Participant after completion of the first year of a Performance Period but prior to the end of the Performance Period, and in the event of the subsequent attainment of the Performance Measure or Measures applicable to such Participant, such Participant or such Participant’s designated Beneficiary or estate, as applicable, shall be entitled to receive, no later than the March 15 next following the end of the applicable Performance Period, a pro rata portion of the Participant’s Bonus Award based on the portion of the Performance Period completed through the date of the Participant’s Total Disability, Retirement or death. If the Participant’s employment with all Participating Companies is terminated, voluntarily or involuntarily, prior to the end of the applicable Performance Period for any reason other than Total Disability, Retirement or death, the Participant shall forfeit any right to a Bonus Award or any portion thereof; provided, however, that in unusual circumstances, the Committee, in its sole discretion, may waive the forfeiture in whole or in part.

3.4	Change in Control

Notwithstanding any provision of the Plan to the contrary, if a Change in Control occurs prior to the end of a Performance Period, within 15 days following the occurrence of the Change in Control, each Participant shall be entitled to receive a pro rata portion of the Participant’s Bonus Award for any Performance Period incomplete as of the date of the Change in Control, based on the portion of the Performance Period completed through the date of the Change in Control. For purposes of any Bonus Award payment made pursuant to this Section, the Target payout opportunities shall be deemed to have been earned as of the effective date of the Change in Control based on an assumed achievement of all relevant Performance Measures.

3.5	Deferral of Bonus Award

The Committee may provide for the deferred payment of any Bonus Award in accordance with procedures established by the Committee, which may be procedures established under the Company’s Supplemental Savings Incentive Plan (“SSIP”) or any other plan maintained by the Company providing for the deferral of compensation, and in accordance with the requirements of Section 409A of the Code. Thereafter, payment of any Bonus Award so deferred will be subject to all provisions of the SSIP or such other plan.

ARTICLE IV

ADMINISTRATION

4.1	Powers and Duties of the Committee

The Plan will be administered by the Committee. In administering the Plan, the Committee is authorized to interpret the provisions of the Plan and to perform and exercise all of the duties and powers granted to it under the terms of the Plan by action of a majority of its members in office from time to time. The Committee is authorized to set Performance Measures, measure the results and determine the amounts payable under Bonus Awards. While the Committee may not increase the amount payable under a Bonus Award for a Performance Period, it retains discretionary authority to reduce the amount that would otherwise be payable to a Participant under his or her Bonus Award if the Performance Measures are attained. The Committee may also adopt such rules and regulations for the administration of the Plan as are consistent with the terms hereof and shall keep adequate records of its proceedings and acts. All interpretations and decisions made (both as to law and fact) and other action taken by the Committee with respect to the Plan shall be conclusive and binding upon all parties having or claiming to have an interest under the Plan. Not in limitation of the preceding provisions of this Section, the Committee shall have the discretion to decide any factual or interpretative issues that may arise in connection with its administration of the Plan (including, without limitation, any determination as to claims for benefits hereunder), and the Committee’s exercise of such discretion shall be conclusive and binding on all affected parties as long as it is not arbitrary or capricious.

ARTICLE V

DESIGNATION OF BENEFICIARIES

5.1	Beneficiary Designation

Every Participant shall file with the Executive Vice President and Assistant to the Chairman or such other person designated by such individual or by the Chief Executive Officer of the Company (the “Executive”) a written designation of one or more persons as the Beneficiary who shall be entitled to receive any amount payable under the Plan after the Participant’s death. A Participant may from time to time revoke or change such Beneficiary by filing a new designation as described in the preceding sentence. The last such designation received by the Executive shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Executive prior to the Participant’s death, and in no event shall it be effective as of any date prior to such receipt. All decisions by the Executive concerning the effectiveness of any Beneficiary designation and the identity of any Beneficiary shall be final. If a Beneficiary dies after the death of the Participant and prior to receiving the payment(s) that would have been made to such Beneficiary had such Beneficiary’s death not occurred, and if no contingent Beneficiary has been designated, then for the purposes of the Plan the payment(s) that would have been received by such Beneficiary shall be made to the Beneficiary’s estate.

5.2	Failure to Designate Beneficiary

If no Beneficiary designation is in effect at the time of a Participant’s death (including a situation where no designated Beneficiary is alive or in existence at the time of the Participant’s death), any amounts payable under the Plan after the Participant’s death shall be made to the Participant’s surviving spouse, if any, or if the Participant has no surviving spouse, to the Participant’s estate. If there is any doubt as to the right of any person to receive such payments, the Executive may direct the Participating Company to withhold payment, without liability for any interest thereon, until the rights thereto are determined, or the Executive may direct the Participating Company to pay any such amount into any court of appropriate jurisdiction; and such payment shall be a complete discharge of the liability of the Participating Company.

ARTICLE VI

WITHDRAWAL OF PARTICIPATING COMPANY

6.1	Withdrawal of Participating Company

A Participating Company (other than the Company) may withdraw from participation in the Plan by giving the Committee prior written notice approved by resolution by its board of directors or similar governing body specifying a withdrawal date, which shall be the last day of a month at least 30 days subsequent to the date which notice is received by the Committee. A Participating Company shall withdraw from participation in the Plan if and when it ceases to be an Affiliate. The Committee may require the Participating Company to withdraw from the Plan as of any withdrawal date the Committee specifies.

6.2	Effect of Withdrawal

A Participating Company’s withdrawal from the Plan shall not in any way modify, reduce or otherwise affect the Participating Company’s obligations under Bonus Awards made before the withdrawal, as such obligations are defined under the provisions of the Plan existing immediately before this withdrawal. Withdrawal from the Plan by any Participating Company shall not in any way affect any other Participating Company’s participation in the Plan.

ARTICLE VII

AMENDMENT OR TERMINATION OF THE PLAN

7.1	Right to Amend or Terminate Plan

The Board or the Committee reserves the right at any time to amend or terminate the Plan, in whole or in part, for any reason and without the consent of any Participating Company, Participant or Beneficiary. Each Participating Company by its participation in the Plan shall be deemed to have delegated this authority to the Committee.

7.2	Shareholder Approval

No amounts shall be payable hereunder unless the material terms of the Plan are first approved by the shareholders of the Company consistent with the requirements of Section 162(m) of the Code. In accordance with Section 162(m)(4)(C)(ii) of the Code, the continued effectiveness of the Plan is subject to its approval by the shareholders of the Company at such other times as required by Section 162(m)(4)(C)(ii) of the Code.

7.3	Notice

Notice of any amendment or termination of the Plan shall be given by the Board or the Committee, whichever adopts the amendment, to all Participating Companies.

ARTICLE VIII

GENERAL PROVISIONS AND LIMITATIONS

8.1	No Right to Continued Employment

Nothing contained in the Plan shall give any Employee the right to be retained in the employment of a Participating Company or Affiliate or affect the right of any such employer to dismiss any Employee with or without cause. The adoption and maintenance of the Plan shall not constitute a contract between any Participating Company and Employee or consideration for, or an inducement to or condition of, the employment of any Employee. Unless a written contract of employment has been executed by a duly authorized representative of a Participating Company, such Employee is an “employee at will.”

8.2	No Right to Designation as Participant

Designation as a Participant in the Plan for a Performance Period shall not entitle or be deemed to entitle the Participant to be designated as a Participant for any subsequent Performance Periods.

8.3	Payment on Behalf of Payee

If the Committee finds that any person to whom any amount is payable under the Plan is unable to care for such person’s affairs because of illness or accident, or is a minor, or has died, then any payment due such person or such person’s estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Executive so elects, be paid to such person’s spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Executive to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Plan and every Participating Company therefor.

8.4	Nonalienation

No interest, expectancy, benefit, payment, claim or right of any Participant or Beneficiary under the Plan shall be (a) subject in any manner to any claims of any creditor of the Participant or Beneficiary, (b) subject to the debts, contracts, liabilities or torts of the Participant or Beneficiary or (c) subject to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind. If any person attempts to take any action contrary to this Section, such action shall be null and void and of no effect; and the Committee and the Participating Company shall disregard such action and shall not in any manner be bound thereby and shall suffer no liability on account of its disregard thereof.

If the Participant or Beneficiary hereunder becomes bankrupt or attempts to anticipate, alienate, sell, assign, pledge, encumber, or charge any right hereunder, then such right or benefit shall, in the discretion of the Executive, cease and terminate, and in such event the Executive may hold or apply the same or any part thereof for the benefit of the Participant or Beneficiary or the spouse, children, or other dependents of the Participant or Beneficiary, or any of them, in such manner and in such amounts and proportions as the Executive may deem proper.

8.5	No Trust or Funding Created

The obligations of each Participating Company to make payments hereunder constitutes a liability of such Participating Company to a Participant or Beneficiary, as the case may be. Such payments shall be made from the general funds of the Participating Company; and the Participating Company shall not be required to establish or maintain any special or separate fund, or purchase or acquire life insurance on a Participant’s life, or otherwise to segregate assets to assure that such payment shall be made; and neither a Participant nor a Beneficiary shall have any interest in any particular asset of the Participating Company by reason of its obligations hereunder. Nothing contained in the Plan shall create or be construed as creating a trust of any kind or any other fiduciary relationship between any Participating Company and a Participant or any other person. The rights and claims of a Participant or a

Beneficiary to a benefit provided hereunder shall have no greater or higher status than the rights and claims of any other general, unsecured creditor of any Participating Company.

8.6	Binding Effect

Obligations incurred by any Participating Company pursuant to the Plan shall be binding upon and inure to the benefit of such Participating Company, its successors and assigns, and the Participant and the Participant’s Beneficiary.

8.7	Coordination with Other Company Benefit Plans

Any income Participants derive from payments pursuant to Bonus Awards will not be considered eligible earnings for purposes of pension plans, savings plans, profits sharing plans or any other benefits plans sponsored or maintained by the Company or an Affiliate, unless expressly included by the provisions of any such plan.

8.8	Entire Plan

This document, any written amendments hereto and any Appendix attached hereto contain all the terms and provisions of the Plan and shall constitute the entire Plan, any other alleged terms or provisions being of no effect.

8.9	Withholding

Each Participating Company shall withhold from payments made hereunder all taxes required by law.

8.10	Application of Section 409A of the Code

Except as otherwise provided in Section 3.5, the Plan is not intended to provide any payments that constitute a “deferral of compensation,” as described in Treasury Regulations Section 1.409A-1(b). Notwithstanding the preceding sentence, to the extent the Plan or any payment made under the Plan is determined to be subject to the provisions of Section 409A of the Code, the Plan shall be interpreted, operated and administered to comply with the requirements of Section 409A of the Code.

8.11	Construction

Unless otherwise indicated, all references to articles, sections and subsections shall be to the Plan as set forth in this document. The titles of articles and the captions preceding sections and subsections have been inserted solely as a matter of convenience of reference only and are to be ignored in any construction of the provisions of the Plan. Whenever used herein, unless the context clearly indicates otherwise, the singular shall include the plural and the plural the singular.

8.12	Applicable Law

The Plan shall be governed and construed in accordance with the laws of the State of Delaware, except to the extent such laws are preempted by the laws of the United States of America.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed this 7th day of December, 2006.

COCA-COLA BOTTLING CO.

CONSOLIDATED

By	/s/ Henry W. Flint

Officer’s Name	Henry W. Flint
Officer’s Title	Executive Vice President

Appendix D

AMENDMENT TO

RESTRICTED STOCK AWARD AGREEMENT

This Amendment to the Restricted Stock Award Agreement dated January 4, 1999 (the “Agreement”) between Coca-Cola Bottling Co. Consolidated, a Delaware corporation (the “Company”), and J. Frank Harrison, III, the Chairman and Chief Executive Officer of the Company (“Harrison”), is hereby entered into this 28th day of February, 2007.

WITNESSETH:

WHEREAS, the Agreement was entered into for the purpose of providing financial incentives to Harrison consistent with the financial incentives provided to selected key employees of the Company under the Company’s Annual Bonus Plan;

WHEREAS, at the Company’s Annual Meeting on April 27, 2007, the shareholders of the Company will be requested to approve an Amended and Restated Annual Bonus Plan to be applicable to selected key employees of the Company; and

WHEREAS, the Company and Harrison desire to continue to align the financial incentives under the Agreement to the financial incentives under the Amended and Restated Annual Bonus Plan.

NOW THEREFORE, the Company and Harrison agree to amend the Agreement as follows:

1.    Subject to the condition that the shareholders of the Company approve the Amended and Restated Annual Bonus Plan as presented to shareholders at the Company’s 2007 Annual Meeting, the second sentence of Section 3 of the Agreement is hereby amended in its entirety to read as follows:

“The vesting of the 20,000 share increment of the award of Restricted Shares for each of 2007 and 2008 is conditioned upon: (i) Harrison’s employment by the Company as of January 4, 2008 (for the 2007 increment) and January 4, 2009 (for the 2008 increment); and (ii) the Company’s having achieved at least 80% of the Overall Goal Achievement Factor for the performance indicators applicable to participants in the Plan, as determined for such one-year period.”

2.    If the shareholders fail to approve the Company’s Amended and Restated Annual Bonus Plan at the Company’s 2007 Annual Meeting, this amendment shall not be effective.

3.    The Agreement, as amended by this Amendment, is hereby ratified and confirmed in all other respects.

D-1

IN WITNESS WHEREOF, this Amendment has been duly executed by Harrison and the Company has caused this Amendment to be duly executed by its officers thereunto duly authorized on the date and year above written.

ATTEST: /s/ Umesh M. Kasbekar		COCA-COLA BOTTLING CO. CONSOLIDATED By: /s/ Henry W. Flint

Name:	Umesh M. Kasbekar	Name:	Henry W. Flint
Title:	Senior Vice President, Planning and Administration	Title:	Executive Vice President

ACCEPTED BY: J. Frank Harrison, III /s/ J. Frank Harrison, III

D-2

ANNUAL MEETING OF STOCKHOLDERS OF

COCA-COLA BOTTLING CO. CONSOLIDATED

April 27, 2007

PROXY VOTING INSTRUCTIONS

MAIL – Date, sign and mail your proxy card in the envelope provided as soon as possible. - OR -	COMPANY NUMBER
TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. - OR -	ACCOUNT NUMBER
INTERNET – Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

ê    Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.    ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, 3 AND 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. The election of eleven directors to serve until the next Annual Meeting and until their successors have been elected and qualified:				FOR	AGAINST	ABSTAIN
NOMINEES:		2.	Approval of the Coca-Cola Bottling Co. Consolidated Amended and Restated Annual Bonus Plan	☐	☐	☐
☐ FOR ALL NOMINEES	m J. FRANK HARRISON, III m H. W. MCKAY BELK	3.	Approval of the Coca-Cola Bottling Co. Consolidated Long-Term Performance Plan	☐	☐	☐
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	m SHARON A. DECKER m WILLIAM B. ELMORE m HENRY W. FLINT	4.	Approval of an Amendment to our Chief Executive Officer’s Restricted Stock Award	☐	☐	☐
☐ FOR ALL EXCEPT (See instructions below)	m JAMES E. HARRIS m DEBORAH S. HARRISON m NED R. MCWHERTER m JOHN W. MURREY III m CARL WARE m DENNIS A. WICKER

5.   Acting upon any other business which may be properly brought before said meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF ALL NOMINEES AS DIRECTORS AND FOR PROPOSALS 2, 3 AND 4. THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXY HOLDERS IN ACTING UPON ANY OTHER BUSINESS WHICH MAY BE PROPERLY BROUGHT BEFORE SAID MEETING OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here. ●		The undersigned hereby acknowledges receipt of the Company’s Notice of Annual Meeting of Stockholders, dated March 27, 2007, Proxy Statement, 2006 Summary Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2006.

The Board of Directors urges you to vote your shares by proxy even if you plan to attend the 2007 Annual Meeting of Stockholders. You can always change your vote at the meeting. Registered holders of the Company’s stock may vote in one of three ways.

Please sign, date and return this Proxy in the accompanying prepaid self-addressed envelope. Thank You.

			If you plan to attend the Annual Meeting of Stockholders on April 27, 2007, please check the following box:			☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder:	Date:	Signature of Stockholder:	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

COCA-COLA BOTTLING CO. CONSOLIDATED

Annual Meeting of Stockholders, April 27, 2007

The undersigned hereby appoints J. Frank Harrison, III and William B. Elmore, and each of them, proxies, with full power of substitution, to act and to vote the shares of Common Stock or Class B Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on April 27, 2007, and any adjournment thereof, as follows:

(Continued and to be signed on the reverse side.)

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